CREDIT AGREEMENT

                           dated as of August 13, 1996


                            COMSTOCK RESOURCES, INC.,

                            COMSTOCK OIL & GAS, INC.,

                      COMSTOCK OIL & GAS - LOUISIANA, INC.,

                         COMSTOCK OFFSHORE ENERGY, INC.,

                           COMSTOCK NATURAL GAS, INC.,

                            BLACK STONE OIL COMPANY,

                             THE BANKS PARTY HERETO,

                         BANK ONE, TEXAS, N.A., CO-AGENT

                                       AND

                  THE FIRST NATIONAL BANK OF CHICAGO, AS AGENT

                                TABLE OF CONTENTS

SECTION 1.   Definitions....................................................  2
             1.1        Certain Definitions.................................  2
             1.2        Other Definitions; Rules of Construction............ 13

SECTION 2.   The Commitments................................................ 13
             2.1        Advances............................................ 13

SECTION 3.   The Advances................................................... 16
             3.1        Disbursement of Advances............................ 16
             3.2        Conditions of Advances.............................. 17
             3.3        Letter of Credit Reimbursement Payments............. 19
             3.4.       Withholding Tax Exemption........................... 21

SECTION 4.   Payment and Prepayment; Fees; Change in
             Circumstances.................................................. 22
             4.1        Principal Payments.................................. 22
             4.2        Interest Payment.................................... 23
             4.3        Fees................................................ 24
             4.4        Payment Method...................................... 25
             4.5        No Setoff or Deduction.............................. 25
             4.6        Payment on Non-Business Day; Payment
                        Computations........................................ 25
             4.7.       Yield Protection.................................... 25
             4.8.       Changes in Capital Adequacy Regulations............. 26
             4.9.       Availability of Types of Advances................... 26
             4.10.      Funding Indemnification............................. 27
             4.11.      Bank Statements; Survival of Indemnity.............. 27

SECTION 5.   Security....................................................... 27
             5.1        Security Documents.................................. 27
             5.2        Guaranty............................................ 28
             5.3        Additional Security Documents....................... 29

SECTION 6.   Representations and Warranties................................. 29
             6.1        Corporate Existence and Power....................... 29
             6.2        Corporate Authority................................. 29
             6.3        Binding Effect...................................... 29
             6.4        Subsidiaries........................................ 29
             6.5        Liens............................................... 30
             6.6        Litigation.......................................... 30
             6.7        Financial Condition................................. 30
             6.8        Use of Advances..................................... 30
             6.9        Security Documents.................................. 30
             6.10       Consents, Etc....................................... 31

SECTION                                                                    PAGE

             6.11       Taxes............................................... 31
             6.12       Title to Properties................................. 31
             6.13       ERISA............................................... 31
             6.14       Environmental and Safety Matters.................... 31
             6.15       Direct Benefit...................................... 32
             6.16       Solvency............................................ 32
             6.17       Disclosure.......................................... 32

SECTION 7.   Covenants...................................................... 33
             7.1        Affirmative Covenants............................... 33
                        (a)       Preservation of Corporate Existence,
                                  Etc....................................... 33
                        (b)       Compliance with Laws, Etc................. 33
                        (c)       Maintenance of Properties;
                                  Insurance................................. 33
                        (d)       Reporting Requirements.................... 34
                        (e)       Access to Records, Books, Etc............. 36
             7.2        Negative Covenants.................................. 37
                        (a)       Current Ratio..............................37
                        (b)       Tangible Net
                                  Worth......................................37
                        (c)       Interest Coverage Ratio....................37
                        (d)       Indebtedness.............................. 37
                        (e)       Liens..................................... 38
                        (f)       Merger; Acquisitions; Etc................. 39
                        (g)       Disposition of Assets; Etc................ 39
                        (h)       Nature of Business........................ 39
                        (i)       Investments and Advances.................. 39
                        (j)       Dividends................................. 40
                        (k)       Transactions with Affiliates.............. 40
                        (l)       Payments and Modification of Debt..........40
                        (m)       Additional Covenants.......................40
                        (n)       Financial Contracts........................41

SECTION 8.   Default........................................................ 41
             8.1        Events of Default................................... 41
             8.2        Remedies............................................ 43
             8.3        Distribution of Proceeds............................ 44
             8.4        Letter of Credit Liabilities........................ 45


CREDIT AGREEMENT                                                         Page ii

SECTION                                                                     PAGE


SECTION 9.   The Agent and the Banks........................................ 45
             9.1        Appointment; Nature of Relationship................. 45
             9.2        Powers.............................................. 46
             9.3        General Immunity.................................... 46
             9.4        No Responsibility for Loans, Recitals, Etc. ........ 46
             9.5        Action on Instruction of Banks...................... 46
             9.6        Employment of Agents and Counsel.................... 46
             9.7        Reliance on Documents; Counsel...................... 47
             9.8        Agent's Reimbursement and Indemnification........... 47
             9.9        Notice of Default .................................. 47
             9.10       Rights as a Bank.................................... 47
             9.11       Bank Credit Decision................................ 47
             9.12       Successor Agent..................................... 48
             9.13       Pro Rata Sharing by Banks........................... 48
             9.14       Determination of Borrowing Base, Etc................ 49
             9.15       Co-Agent............................................ 49

SECTION 10.  Miscellaneous.................................................. 50
             10.1       Amendments; Etc..................................... 50
             10.2       Notices............................................. 50
             10.3       Conduct No Waiver; Remedies Cumulative.............. 51
             10.4       Reliance on and Survival of Various
                        Provisions.......................................... 51
             10.5       Expenses; Indemnification........................... 51
             10.6       Successors and Assigns.............................. 53
             10.7       CHOICE OF LAW....................................... 56
             10.8       Table of Contents and Headings...................... 56
             10.9       Construction of Certain Provisions.................. 57
             10.10      Integration and Severability........................ 57
             10.11      Interest Rate Limitation............................ 57
             10.12      Counterparts........................................ 57
             10.13      Independence of Covenants........................... 57
             10.14      Consent to Jurisdiction............................. 58
             10.15      JURY TRIAL WAIVER....................................58
             10.16      Joint and Several Obligations; Contribution
                        Rights; Savings Clause.............................. 58
             10.17      Consents to Renewals, Modifications and
                        Other Actions and Events............................ 60
             10.18      Waivers, Etc........................................ 61


CREDIT AGREEMENT                                                       Page iii

             10.19      Confidentiality..................................... 62


EXHIBITS

             A.....................Consent and Amendment of Security Documents
             B.....................Revolving Credit Note
             C.....................Term Note
             D.....................Request for Loan
             E.....................Assignment and Acceptance
             F.....................Assumption Agreement


SCHEDULES
             5.1...................Excluded Collateral
             6.4...................Subsidiaries
             7.2(d)................Permitted Indebtedness
             7.2(e)................Permitted Liens
             7.2(i)................CRI Guaranteed Indebtedness


CREDIT AGREEMENT                                                        Page iv

                                CREDIT AGREEMENT


     THIS AGREEMENT, dated as of August 13, 1996, is among COMSTOCK RESOURCES, INC. a Nevada corporation ("CRI"), COMSTOCK OIL & GAS, INC., a Nevada corporation ("COG"), COMSTOCK OIL & GAS - LOUISIANA, INC., a Nevada corporation ("COGL"), COMSTOCK OFFSHORE ENERGY, INC., a Delaware corporation ("COE"), COMSTOCK NATURAL GAS, INC., a Nevada corporation ("CNG") and BLACK STONE OIL COMPANY, a Texas corporation ("Black Stone") (CRI, COG, COGL, COE, CNG and Black Stone may hereinafter collectively be referred to as the "Borrowers"), the lenders party hereto from time to time (collectively, the "Banks" and individually, a "Bank"), BANK ONE, TEXAS, N.A., as co-agent for the Banks (in such capacity, the "Co-Agent") and THE FIRST NATIONAL BANK OF CHICAGO, as agent for the Banks (in such capacity, the "Agent").


                                    RECITALS

     A. CRI, COG, COGL and COE, as borrowers, the banks party thereto, Bank One, Texas, N.A., as co-agent for such banks and The First National Bank of Chicago, as agent for such banks executed a Credit Agreement dated as of May 1, 1996 (the "Existing Credit Agreement"), which amended and restated a Credit Agreement dated as of July 31, 1995, which in turn amended and restated a Credit Agreement dated as of September 30, 1994, as amended, and which in turn amended and restated a Credit Agreement dated as of November 15, 1993, as amended.

     B. The Borrowers have requested that the Banks amend and restate the Existing Credit Agreement as herein provided, replacing and refinancing the indebtedness thereunder with a three year secured revolving credit facility providing for revolving credit loans in the aggregate principal amount of $166,000,000, increasing up to $200,000,000 with the consent of all Banks, and converting to a two year term loan, and a $1,000,000 letter of credit facility participated in by certain Banks, and the Banks are willing to establish such a credit facility and loans in favor of the Borrowers and amend and restate the Existing Credit Agreement on the terms and conditions herein set forth.


                                    AGREEMENT

     In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree that the Existing Credit Agreement shall be amended and restated as follows:

     SECTION 1. Definitions

     1.1 Certain Definitions. As used herein, the following terms shall have the following respective meanings:

     "Advances" shall mean the Loans and the Letter of Credit Advances.

     "Advance Date" shall mean each date for the making, continuation or conversion of an Advance as specified in the notice delivered by the Borrowers, or any of them, permitted by this Agreement.

     "Affiliate", when used with respect to any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person or any other Person which is owned 5% or more by such Person or any Subsidiary or other Affiliate of such Person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

     "Applicable Margin" shall mean, with respect to any Eurodollar Loan, Floating Rate Loan and Commitment Fee, as the case may be, the applicable percentage set forth in the table below based upon a fraction, expressed as a percentage, determined as of the last day of each fiscal quarter of CRI, the numerator of which is the daily average of the Advances outstanding during such fiscal quarter and the denominator of which is the daily average of the Borrowing Base during such fiscal quarter (the "Utilization Percentage"):

================================================================================
         Utilization        Eurodollar         Floating           Commitment
Percentage "UP"              Rate Loan         Rate Loan           Fee under
                                                                Section 4.3(a)
--------------------------------------------------------------------------------
           UP to 90%              2.00%             0.50%               .50%
--------------------------------------------------------------------------------
         UP to 75% and            1.75%             0.50%               .375%
less than 90%
--------------------------------------------------------------------------------
         UP to 55% and            1.50%             0.25%               .375%
less than 75%
--------------------------------------------------------------------------------
         UP to 55%                1.25%              0%                 .25%
================================================================================

The Utilization Percentage shall be determined by the Agent at the end of each fiscal quarter and shall remain in effect for the following fiscal quarter of CRI, and the Agent shall adjust the Applicable Margin upon such determination, provided that (a) the Agent shall also determine the


CREDIT AGREEMENT                                                          Page 2

Utilization Percentage promptly after any public offering of common stock of CRI and adjust the Applicable Margin upon such determination and (b) the Applicable Margin in effect on the first day of any Interest Period of any Eurodollar Loan shall remain in effect for the entire Interest Period. Notwithstanding the above or anything else in this Agreement, upon and during the continuance of any Event of Default, the Applicable Margin shall be based on the highest possible Applicable Margin described in the table above, regardless of the Utilization Percentage.

     "Bank   Obligations"   shall  mean  all   indebtedness,   obligations   and
liabilities, whether now or hereafter arising, of the Borrowers to the Agent or any Bank pursuant to any of the Loan Documents.

     "Borrowing Base" shall mean an amount equal to the value of the Collateral determined by the Agent and the Co-Agent (or by each of the Banks as described in Section 9.14) in their sole discretion, based on the Agent's, the Co-Agent's or each Bank's, as the case may be, customary and standard practices in lending to oil and gas companies generally, including without limitation their standard engineering criteria and oil and gas lending criteria (and it is acknowledged and agreed that such customary and standard practices, including without limitation such engineering criteria and oil and gas lending criteria, shall be determined by the Agent, the Co-Agent and each Bank, as the case may be, in their sole discretion, and such determination shall be conclusive and binding).

     "Borrowing Base Deficiency" is defined in Section 4.1(c).

     "Business Day" shall mean (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Change in Control" shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of voting stock of CRI.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

     "CNG/CRI Guaranty Formula" shall mean, as of any date, the sum of (a) an amount equal to 70% of the amount of Eligible CNG Accounts Receivable (other than those described in clause (b)) plus (b) an amount equal to 90% of the amount of Eligible CNG


CREDIT AGREEMENT                                                          Page 3

Accounts Receivable supported by letters of credit confirmed by a financial institution acceptable to the Agent in its reasonable discretion; provided, that, the amount of Eligible CNG Accounts Receivable described in this clause
(b) included in the CNG Borrowing Base may not exceed 50% of the aggregate amount of Eligible CNG Accounts Receivable.

     "Collateral" shall have the meaning ascribed thereto in Section 5.1(a) hereof.

     "Commitments" shall mean the Loan Commitments and the L/C Commitments.

     "Consent and Amendment of Security Documents" shall mean the consent and amendment of security documents entered into by the Borrowers and the Agent pursuant to this Agreement in substantially the form of Exhibit A, as amended or modified from time to time.

     "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amount signified by such term for all such Persons determined on a consolidated basis and in accordance with GAAP.

     "Consolidated Interest Expense" shall mean, for any period, total interest and related expense (including, without limitation, that portion of any capitalized lease obligation attributable to interest expense in conformity with GAAP, amortization of debt discount, all capitalized interest, the interest portion of any deferred payment obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit (other than letters of credit for CNG utilized for purchasing natural gas in aggregate amount not exceeding $1,000,000) and bankers acceptance financing, the net costs and net payments under any interest rate hedging, cap or similar agreement or arrangement, prepayment charges, agency fees, administrative fees, commitment fees and capitalized transaction costs allocated to interest expense) paid, payable or accrued during such period, without duplication for any period, with respect to all outstanding Indebtedness of CRI and its Subsidiaries, all as determined for CRI and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

     "Consolidated Net Income" shall mean, for any period, the net income of CRI and its Subsidiaries for such period, determined in accordance with GAAP, minus, to the extent not deducted from such net income, the amount of allowable cash dividends paid during such period on the 1994 Preferred Stock and on the 1995 Preferred Stock.

     "Contingent Liabilities" of any Person shall mean, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business and indemnifications typical and customary in the ordinary course of such Person's oil and gas business in connection with operating agreements and other agreements executed in the ordinary course of such


CREDIT AGREEMENT                                                          Page 4

Person's oil and gas business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.

     "Continuing Directors" of any Person shall mean the directors of such Person on the Effective Date and each other director of such Person if such other director's nomination for election to the Board of Directors of such Person is recommended by a majority of the then Continuing Directors of such Board of Directors.

     "CPI" shall mean Crosstex Pipeline, Inc., a Texas corporation.

     "Current Assets" and "Current Liabilities" shall mean all assets or liabilities of CRI and its Subsidiaries, on a consolidated basis respectively, which should be classified as current assets and current liabilities in accordance with GAAP; provided that the calculation of Current Assets shall not include receivables of the Borrowers owing by any Affiliate in excess of 90 days or subject to any dispute or offset or otherwise unacceptable, advances by the Borrowers to any Affiliate or any asset classified as a Current Asset solely because it is held for sale, and Current Liabilities shall not include the current maturities of any Indebtedness of any Borrower for borrowed money which by its terms has a final maturity more than one year from the date of any calculation of Current Liabilities.

     "Default" shall mean any Event of Default or any event or condition which might become an Event of Default with notice or lapse of time or both.

     "Dollars" and "$" shall mean the lawful money of the United States of America.

     "EBITDA" shall mean, for any period, the Consolidated Net Income for such period taken as a single accounting period, plus, to the extent deducted in determining such Consolidated Net Income, all depreciation, amortization and depletion expense, and other non cash charges, Consolidated Interest Expense and income taxes, provided that in determining Consolidated Net Income as used in this definition the following shall be excluded, without duplication: (a) the income of any Person accrued prior to the date such Person is merged into or consolidated with a Borrower or such Person's assets are acquired by a Borrower,
(b) the proceeds of any insurance policy, (c) gains or losses from the sale, exchange, transfer or other disposition of property or assets of any Borrower or any of their Subsidiaries and related tax effects in accordance with GAAP and
(d) any extraordinary or non-recurring gains of any Borrower or any of their Subsidiaries, and related tax effects in accordance with GAAP.

     "Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.



CREDIT AGREEMENT                                                          Page 5

     "Eligible CNG Accounts Receivable" shall mean, as of any date, those trade accounts receivable owned by CNG which are payable in Dollars, valued at the face amount thereof less sales, excise or similar taxes and less returns, discounts, claims, credits and allowances of any nature at any time issued, including without limitation rebates and advertising allowances receivable, owing, granted, outstanding, available or claimed, but shall not include any such account receivable (a) that is not a bona fide existing obligation created by the sale and actual delivery of inventory, goods or other property or the furnishing of services or other good and sufficient consideration to customers of CNG in the ordinary course of business, (b) that is more than 60 days past due, (c) that is subject to any known dispute, contra-account, defense, offset or counterclaim or any lien, encumbrance or security interest, (d) that is payable by any Person located outside the United States (which shall not be deemed to include any territories of the United States) and is not supported by a letter of credit issued by banks acceptable to the Agent in its reasonable discretion, (e) that is payable by the United States or any of its departments, agencies or instrumentalities, (f) that is payable by any Person that is the subject of any proceeding seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or that is not generally paying its debts as they become due or has admitted in writing its inability to pay its debts generally or has made a general assignment for the benefit of creditors, (g) which is evidenced by a promissory note or other instrument, (h) that is payable by any Person, whose aggregate accounts owing to CNG are in excess of 10% of all Eligible CNG Accounts Receivable (but only to the extent of the amount in excess of 10%), unless such receivable is secured by a letter of credit, or (i) for which the prospect of payment or performance is or will be impaired as determined by the Agent in its reasonable discretion.

     "Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with any successor statute thereto and the regulations thereunder.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which (i) together with the Borrowers or any Subsidiary, would be treated as a single employer under Section 414(b) or (c) of the Code or (ii) for purposes of liability under Section 412(C)(11) of the Code, the lien created under Section 412(n) of the Code or for a tax imposed for failure


CREDIT AGREEMENT                                                          Page 6
to meet minimum funding standards under Section 4971 of the Code, a member of the same affiliated service group (within the meaning of Section 401(m) of the Code) as the Borrowers or any Subsidiary, or any other trade or business described in clause (i) above.

     "Eurodollar Base Rate" shall mean, with respect to a Eurodollar Loan for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period.

     "Eurodollar Interest Period" or "Interest Period" shall mean, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Borrowers pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" shall mean a Loan which bears interest at a Eurodollar Rate.

     "Eurodollar Rate" shall mean, with respect to a Eurodollar Loan for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by
(b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin.

     "Event of Default" shall mean any of the events or conditions  described in
Section 8.1.

     "Federal Funds Rate" shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.



CREDIT AGREEMENT                                                          Page 7

     "First Chicago" shall mean The First National Bank of Chicago, a national banking association, as a Bank under this Agreement.

     "Floating Rate" shall mean the per annum rate equal to the sum of (a) with respect to Revolving Credit Loans, the Term Loan and any other amounts owing hereunder, the Applicable Margin, plus (b) the greater of (i) the per annum rate announced by the Agent from time to time as its "corporate base rate", and (ii) the sum of one-half percent (1/2%) per annum plus the Federal Funds Rate, such Floating Rate to change simultaneously with any change in such "corporate base rate" or Federal Funds Rate, as the case may be;

all as conclusively determined in good faith by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of 1/16 of 1%.

     "Floating Rate Loan" shall mean any Loan bearing interest at the Floating Rate.

     "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in
Section 6.7 hereof.

     "Hydrocarbons" shall mean oil, gas casinghead, gas, drip gasoline, natural gas and condensates and all other liquid or gaseous hydrocarbons.

     "Indebtedness" of any Person shall mean, as of any date, (a) all obligations of such Person for borrowed money, (b) all obligations which are secured by any lien or encumbrance existing on property owned by such Person whether or not the obligation secured thereby shall have been assumed by such Person, other than those obligations which are incurred in the ordinary course of business and are not required to be shown as a liability on a balance sheet in accordance with GAAP, (c) all obligations as lessee under any lease which, in accordance with GAAP, is or should be capitalized on the books of the lessee,
(d) the deferred purchase price for goods, property or services acquired by such Person, and all obligations of such Person to purchase such goods, property or services where payment therefor is required regardless of whether or not delivery of such goods or property or the performance of such services is ever made or tendered, other than unsecured trade payables incurred in the ordinary course of business, (e) all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such Person, (f) all obligations of such Person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of termination), and (g) all obligations of such Person or of others for which such Person is contingently liable, as guarantor, surety or in any other similar capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such


CREDIT AGREEMENT                                                          Page 8

Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the condition, financial or otherwise, of such other Person.

     "Interest Payment Date" shall mean (a) with respect to each Eurodollar Loan, the last day of each Eurodollar Interest Period with respect to such Eurodollar Loan and, in the case of any Eurodollar Interest Period exceeding three months, those days that occurred during such Eurodollar Interest Period at intervals of three months after the first day of such Eurodollar Interest Period, (b) in all other cases, the last Business Day of each month, commencing with the first such day after the Effective Date, and (c) the Termination Date with respect to Revolving Credit Loans and the Maturity Date - Term Loan with respect to the Term Loan.

     "L/C Bank" shall mean The First National Bank of Chicago and Bank One, Texas, N.A.

     "L/C Commitments" shall mean, with respect to each L/C Bank, the commitment of each such L/C Bank to participate in Letters of Credit pursuant to Section 2.1(d) and Section 3.3, in amounts not exceeding an aggregate principal amount outstanding at any time the respective L/C Commitment amount for each L/C Bank set forth next to the name of each such L/C Bank on the signature pages hereof, as such amount may be reduced from time to time.

     "Lending Installation" shall mean, with respect to a Bank or the Agent, any office, branch, subsidiary or affiliate of such Bank or the Agent.

     "Letter of Credit" shall mean a standby letter of credit having a stated expiry date not later than twelve months after the date of issuance and not later than the fifth Business Day before the Termination Date, issued by the Agent on behalf of the L/C Banks for the account of the Borrowers under an application and related documentation acceptable to the Agent requiring, among other things, immediate reimbursement by the Borrowers to the Agent in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Agent relative thereto.

     "Letter of Credit Advance" shall mean any issuance of a Letter of Credit pursuant to this Agreement.

     "Letter of Credit  Documents"  shall have the meaning  ascribed  thereto in
Section 3.3(b)(i).

     "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.



CREDIT AGREEMENT                                                          Page 9

     "Loan Commitments" shall mean, with respect to each Bank, the commitment of each such Bank to make Revolving Credit Loans and the Term Loan pursuant to Sections 2.1(a) and (b), in amounts not exceeding in aggregate principal amount outstanding at any time the respective Loan Commitment amount for each Bank set forth next to the name of each such Bank on the signature pages hereof or established pursuant to Section 10.6, as the case may be, as such amount may be reduced from time to time.

     "Loan Documents" shall mean this Agreement, the Notes, the Security Documents, the environmental certificate and any other agreement, instrument or document executed at any time pursuant to, in connection with, or otherwise relating to this Agreement.

     "Loans" mean the Revolving Credit Loans and the Term Loan.

     "Material Adverse Effect" shall mean a material adverse effect on or change in (a) the business, property (including without limitation the Collateral), operations or condition, financial or otherwise, of the Borrowers on a consolidated basis, (b) the ability of any Borrower to perform its obligations under any Loan Document or (c) the validity or enforceability or the rights and remedies of the Agent or any Bank under any Loan Document.

     "Maturity Date - Term Loan" shall mean, with respect to the Term Loan, the earlier to occur of (a) the second anniversary of the date the Term Loan is made, which in any event shall be no later than the fifth anniversary of the Effective Date, and (b) the date on which the Term Loan shall be accelerated pursuant to Section 8.2.

     "Mortgages" shall have the meaning ascribed thereto in Section 5.1.

     "Multiemployer  Plan"  shall  mean any  "multiemployer  plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

     "1995 Preferred Stock" shall mean the 1,500,000 shares of Series 1995 Convertible Preferred Stock issued by CRI.

     "1994 Preferred Stock" shall mean the 600,000 shares of Series 1994 Convertible Preferred Stock issued by CRI.

     "Notes" means the Revolving Credit Notes and the Term Notes.

     "Oil and Gas Interests" shall mean all leasehold interests, mineral fee interest, overriding royalty and royalty interests, net revenue and net working interest and all other rights and interests relating to Hydrocarbons, including without limitation any reserves thereof.

     "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate,


CREDIT AGREEMENT                                                         Page 10

(b) in respect of principal of Eurodollar Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Eurodollar Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Borrowers hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" shall mean the Liens permitted by Section 7.2(e) hereof.

     "Person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), and any agency or political subdivision thereof, or any other entity.

     "Plan" shall mean, with respect to any Person, any employee benefit or other plan (other than a Multiemployer Plan) maintained by such Person for its employees and covered by Title IV of ERISA or to which Section 412 of the Code applies.

     "Pro Rata Share" shall mean, as to obligations of the Banks, the loan percentage set forth opposite its name on the signature pages hereof or otherwise established pursuant to Section 10.6, and, as to obligations of the L/C Banks, the letter of credit percentage set forth opposite its name on the signature pages hereof. As to obligations owing to the Banks, shall mean: (a) in the case of payments of principal and interest on the Loans, in an amount with respect to each Bank equal to the product of such amount received times the ratio which the outstanding principal balance of its Note or Notes bears to the outstanding principal balance of all Notes, (b) in the case of amounts payable with respect to Letters of Credit, an amount with respect to each L/C Bank equal to the product of such amount received and the ratio its L/C Commitment bears to the aggregate L/C Commitments, and (c) in the case of all other amounts payable hereunder (other than as otherwise noted with respect to fees) and other amounts, in an amount with respect to each Bank equal to the product of such amount received times the ratio which the Commitment of such Bank bears to the Commitments of all Banks.

     "Proved Developed Reserves" shall mean all Oil and Gas Interests which, to the satisfaction of the Agent, are estimated, with reasonable certainty, and as demonstrated by geological and engineering data acceptable to the Agent, to be economically recoverable from existing wells requiring no more than minor workover operations from existing completion intervals open for production and which are producing, and have proven reserves of, Hydrocarbons.



CREDIT AGREEMENT                                                         Page 11

     "Reportable Event" shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

     "Required Banks" shall mean Banks holding not less than 66-2/3% of the aggregate principal amount of the Advances then outstanding (or 66-2/3% of the Commitments if no Loans are then outstanding).

     "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Revolving Credit Advance" shall mean any Revolving Credit Loan or any Letter of Credit Advance.

     "Revolving Credit Loan" means any loan under Section 3.1 evidenced by the Revolving Credit Notes and made pursuant to Section 2.1(a).

     "Revolving Credit Note" shall mean any promissory note of the Borrowers evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit B, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "Security  Agreements"  shall have the meaning  ascribed thereto in Section
5.1.

     "Security   Documents"   shall  have  the  meaning   ascribed   thereto  in
Section 5.1.

     "Subsidiary" of any Person shall mean any other Person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of CRI.

     "Swap Agreement" shall mean any interest rate or oil and gas commodity swap agreement, interest cap or collar agreement or other financial agreement or arrangement designed to protect the Borrowers against fluctuations in interest rates or oil and gas prices.

     "Tangible Net Worth" of any Person shall mean, as of any date, (a) the amount of any capital stock or similar ownership liability plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency


CREDIT AGREEMENT                                                         Page 12
translation  adjustment account shown as a capital account of such Person,  less
(b) the net book value of all items of the following character which are included in the assets of such Person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) stock discount and expense, (v) patents, trademarks, trade names and copyrights,
(vi) treasury stock, (vii) deferred taxes and deferred charges, (viii) franchises, licenses and permits, and (ix) all other assets which are deemed intangible assets under GAAP; provided, that such calculation of Tangible Net Worth under this definition shall not include receivables of such Person which are owing by any Affiliate or advances by such Person to any Affiliate.

     "Term Loan" means any borrowing under Section 3.1 evidenced by the Term Note and made pursuant to Section 2.1(b).

     "Term Note" means any promissory note of the Borrowers evidencing the Term Loan, in substantially the form annexed hereto as Exhibit C, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "Termination Date" shall mean the earlier to occur of (a) the third anniversary of the Effective Date or such earlier date as the Borrowers may elect, with five Business Days prior written notice to the Banks, to convert the Revolving Credit Advances to the Term Loan under Section 2.1(b), and (b) the date on which the Commitments shall be terminated pursuant to Section 2.1(a) or 8.2.

     "Total Liabilities" of any Person shall mean, as of any date, all obligations which, in accordance with GAAP, are or should be classified as liabilities on a balance sheet of such Person.

     "Type" shall mean, with respect to any Advance, its nature as a Floating Rate Loan, Eurodollar Loan or Letter of Credit Advance.

     1.2 Other Definitions; Rules of Construction. As used herein, the terms "Agent", "Banks", "Blackstone", "CNG", "CRI", "COG", "COGL", "COE", "Borrowers" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with GAAP unless such principles are inconsistent with the express requirements of this Agreement.




CREDIT AGREEMENT                                                         Page 13

     SECTION 2. The Commitments.

     2.1 Advances. (a) Each Bank agrees, for itself only, to lend and to relend, subject to the terms and conditions of this Agreement, the Borrowers at any time and from time to time from the Effective Date until the Termination Date amounts equal to such Bank's Pro Rata Share of such aggregate Revolving Credit Loans as any Borrower may from time to time request, provided that no Revolving Credit Loans may be made if the aggregate outstanding amount of all Revolving Credit Loans to all Borrowers would exceed the lesser of the Loan Commitments or the Borrowing Base. Each Loan made hereunder shall be evidenced by the Notes, which shall mature and bear interest as set forth in Section 4 hereof and in such Notes. On the Effective Date, the Borrowers shall issue and deliver to each Bank a Revolving Credit Note in the principal amount of such Banks' Loan Commitment for the period beginning on the Effective Date. Each Loan which is a Floating Rate Loan shall be in a minimum amount of $500,000 and in integral multiples of $100,000 and each Loan which is a Eurodollar Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $1,000,000. No more than ten Eurodollar Interest Periods shall be permitted to exist at any one time. Subject to the terms and conditions of this Agreement, the Borrowers may borrow, prepay pursuant to Section 4.1(b) and reborrow under this Section 2.1(a). Notwithstanding anything in this Agreement to the contrary, the eurodollar loans outstanding as of the Effective Date under the Existing Credit Agreement of $77,500,000 with an interest period ending August 22, 1996 and of $80,000,000 with an interest period ending September 20, 1996 (the "Existing Eurodollar Loans") will be considered Eurodollar Loans under this Agreement but will continue to be funded by The First National Bank of Chicago and Bank One, Texas, N.A. in the amounts for which they are funded under the Existing Credit Agreement until the expiry of those existing interest periods on August 22, 1996 and September 20, 1996, respectively, provided that the Commitment of each Bank shall be deemed used by its Pro Rata Share of such Existing Eurodollar Loans as if each Bank had funded such Existing Eurodollar Loan in accordance with its Pro Rata Share under this Agreement.

          (b) Each Bank further agrees, for itself only, subject to the terms and conditions of this Agreement, to make its Pro Rata Share of a single term loan to the Borrowers on the Termination Date, but not at any time thereafter, in an amount not to exceed the lesser of (i) the amount of the Borrowing Base as of the Termination Date and (ii) the aggregate outstanding principal amount of the Revolving Credit Advances.

          (c) The Banks and the Borrowers agree, with the prior written consent of all Banks, the aggregate amount of the Loan Commitments may be increased to an amount not to exceed $200,000,000 if requested by the Borrowers, provided that such increase in the aggregate Loan Commitments shall increase the Loan Commitment of each Bank only by an amount agreed to by such Bank and by all other Banks and any such increase shall be in the sole discretion of the Banks, and shall be accompanied by the execution and delivery of such


CREDIT AGREEMENT                                                         Page 14
documents and instruments as required in connection therewith by the Banks. If the Required Banks, but not all the Banks, have consented to an increase in the aggregate Loan Commitments in excess of $166,000,000 but less than or equal to an amount equal to $200,000,000, the Borrowers and the Required Banks shall have the right to seek a satisfactory lender or lenders (which may be one or more of the other Banks) to purchase the Note(s) and assume the Loan Commitment(s), if any, of any Bank which has not agreed to so increase the aggregate Loan Commitments, with the consent of the Agent, provided that all amounts owing to such Bank which is being replaced have been paid in full and such replacement shall be made pursuant to an Assignment and Acceptance and otherwise pursuant to the procedures described in Section 10.6.


          (d) Each L/C Bank agrees, for itself only, subject to the terms and conditions set forth herein, to participate in Letters of Credit issued for the account of any Borrower at any time and from time to time from the Effective Date until the Termination Date in amounts equal to such L/C Bank's Pro Rata Share of such aggregate Letters of Credit as any Borrower may from time to time request, provided that the aggregate Letters of Credit Advances may not exceed the lesser of $1,000,000 or the CNG/CRI Guaranty Formula. Nothing in this Agreement shall be construed to require or authorize any L/C Bank to issue any Letter of Credit, it being recognized that the Agent has the sole obligation under this Agreement to issue Letters of Credit on behalf of the L/C Banks, and the L/C Commitment of each L/C Bank with respect to Letter of Credit Advances is expressly conditioned upon the Agent's performance of such obligations. Upon such issuance by the Agent, each L/C Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on its respective L/C Commitment. If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to each L/C Bank on the date such draft or demand is honored unless the Borrowers shall have satisfied their reimbursement obligation under
Section 3.3 by payment to the Agent on such date. Each L/C Bank, not later than the Business Day after the Agent shall have given the notice specified in the previous sentence, shall make its Pro Rata Share of the amount paid by the Agent available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such L/C Bank shall not have made any required Pro Rata Share available to the Agent, such L/C Bank and the Borrowers severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at (i) the Floating Rate for such day in the case of the Company and (ii) the rate per annum equal to the Federal Funds Rate for such day in the case of any L/C Bank. The failure of any L/C Bank to make its Pro Rata Share of any such amount paid by the Agent available to the Agent shall not relieve any other L/C Bank of its obligation to make available its Pro Rata Share of such amount, but no L/C Bank shall be responsible for failure of any other L/C Bank to make such Pro Rata Share available to the Agent.



CREDIT AGREEMENT                                                         Page 15

          (e) The Borrowers shall have the right to terminate or reduce the Commitments at any time and from time to time, provided that (i) the Borrowers shall give notice of such termination or reduction to the Agent specifying the amount and effective date thereof, (ii) each partial reduction of the Commitments shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 and shall reduce the Commitments of all of the Banks proportionally in accordance with the respective Commitment amounts of each such Bank, (iii) no such termination or reduction, either in whole or part and including without limitation any termination, shall be permitted with respect to any portion of the Commitments as to which a request for a Revolving Credit Advances is then pending, and (iv) the Commitments may not be terminated if any Revolving Credit Advances are then outstanding and may not be reduced below the principal amount of Revolving Credit Advances then outstanding. The Commitments or any portion thereof so terminated or reduced may not be reinstated. Any Borrower may request Revolving Credit Advances without the consent of any other Borrower, and each Borrower consents to and approves any Revolving Credit
Advances requested by any other Borrower. The Revolving Credit Advances hereunder replace the revolving credit loans and letters of credit outstanding pursuant to Section 2.1(a) of the Existing Credit Agreement and provide additional credit as described above.

     SECTION 3. The Advances.

     3.1 Disbursement of Advances. (a) Borrowers shall give notice to the Agent of each requested Advance in substantially the form of Exhibit D hereto, which notice given shall be received by the Agent not later than 10:00 a.m. (Chicago time), (i) three Business Days prior to the date such Loan is requested to be made if such Loan is to be made as a Eurodollar Loan, (ii) one Business Day prior to the date such Loan is requested to be made if such Loan is to be made as a Floating Rate Loan, (iii) three Business Days prior to the date any Letter of Credit Advance is requested to be made, and (iv) five Business Days prior to the date the Term Loan is requested to be made. Each such notice given shall be irrevocable and binding on the Borrowers, any such notice must specify the Advance Date, which shall be a Business Day, the aggregate amount of such Advance, the Type of Advance selected, in the case of any Eurodollar Loan, the Eurodollar Interest Period applicable thereto, and in the case of any Letter of Credit Advance such other information with respect thereto as may be required by the Agent. The Agent shall provide notice of such requested Loan to each Bank on the same Business Day such notice is received from the Borrowers. Subject to the terms and conditions of this Agreement, the Agent shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit on behalf of the L/C Banks for the account of the Borrowers, provided that in the case of each Letter of Credit Advance the Borrowers provide such information as may be necessary for the issuance thereof by the Agent and execute any document in connection therewith as may be requested by the Agent. Notwithstanding anything herein to the contrary, the Agent may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or conditions of drawing are illegal or contrary to a policy of the Agent.



CREDIT AGREEMENT                                                        Page 16

          (b) Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans. Each Eurodollar Loan of any Type shall continue as a Eurodollar Loan of such Type until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Loan either continue as a Eurodollar Loan of such Type for the same or another Interest Period or be converted into a Loan of another Type. Subject to the terms of
Section 2.1, the Borrower may elect from time to time to convert all or any part of a Loan of any Type into any other Type or Types of a Loan; provided that any conversion of any Eurodollar Loan shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrowers shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Loan or continuation of a Eurodollar Loan not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Loan, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Loan, prior to the date of the requested conversion or continuation, specifying:

          (i) the requested date, which shall be a Business Day, of such conversion or continuation,

          (ii) the aggregate amount and Type of the Loan which is to be converted or continued, and

          (iii)the amount and Type(s) of Loan(s) into which such Loan is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Loan, the duration of the Interest Period applicable thereto.

          (c) Subject to the terms and conditions of this Agreement, the proceeds of such requested Loan shall be made available to the Borrowers by depositing the proceeds thereof, in immediately available funds, on the Advance Date for such Loan in an account maintained and designated by the Borrowers at the principal office of the Agent. Each Bank, on the Advance Date of each such Loan shall make its Pro Rata Share of such Loan available in immediately available funds at the principal office of the Agent for disbursement to the Borrowers. Unless the Agent shall have received notice from any Bank prior to the date of any requested Loan under this Section 3.1 that such Bank will not make available to the Agent such Bank's Pro Rata Share, the Agent may assume that such Bank has made such share available to the Agent on the Advance Date of such Loan in accordance with this Section 3.1(b). If and to the extent such Bank shall not have so made such Pro Rata Share available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Borrowers on the relevant Advance Date, and such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Borrowers by the Agent until the date such amount is paid to the Agent, at the Federal


CREDIT AGREEMENT                                                         Page 17

Funds Rate. If such Bank shall pay to the Agent such amount, such amount so paid shall constitute a Loan by such Bank as a part of such borrowing for purposes of this Agreement. The failure of any Bank to make its Pro Rata Share of any such Loan available to the Agent shall not relieve any other Bank of its obligations to make available its Pro Rata Share of such Loan on the Advance Date of such Loan, but no Bank shall be responsible for failure of any other Bank to make such Pro Rata Share available to the Agent on the Advance Date of any such Loan.

          (d) Each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Bank for the benefit of such Lending Installation. Each Bank may, by written or telex notice to the Agent and the Borrowers, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     3.2 Conditions of Advances. The Banks and the Agent shall not be obligated to make any Advance hereunder at any time unless:

          (a) Prior to or simultaneously with the first Advance hereunder, there shall have been delivered to each Bank the following documents, in form and substance satisfactory to the Agent and the following additional conditions shall have been satisfied:

               (i) The favorable opinion of such counsel for the Borrowers as shall be approved by the Required Banks, with respect to the matters as requested by the Banks, all in form and substance satisfactory to the Required Banks;

               (ii) certified copies of such corporate documents of each Borrower, including each Borrower's articles of incorporation, by-laws and a good standing certificate, and such documents evidencing necessary corporate action with respect to this Agreement, the Loans, the Notes and the Security Documents, and certifying to the incumbency of, and attesting to the genuineness of the signatures of, those officers authorized to act on behalf of each Borrower, as the Banks shall request;

               (iii) the Security Documents required as of the Effective Date under Section 5.1 duly executed on behalf of the Borrowers, together with evidence of the recordation, filing and other action in such jurisdictions as the Banks may deem necessary or appropriate with respect to the Security
Documents and evidence of the first-priority of the Banks' liens and security interests under the Security Documents, subject only to Permitted Liens, including without limitation such additional mortgages, security agreements, pledge agreements, other documents and opinions of counsel required by the Banks and original stock certificates and assignments separate from certificate of each Person whose stock is required to be pledged;



CREDIT AGREEMENT                                                         Page 18

               (iv) the Notes duly executed on behalf of the Borrowers, and it is acknowledged and agreed that the Notes: (A) are issued in exchange and replacement for the promissory notes issued pursuant to the Existing Credit Agreement, (B) shall not be deemed a novation or to have satisfied such promissory notes and (C) evidence the same indebtedness evidenced by such promissory notes plus additional indebtedness;

               (v) the Consent and Amendment of Security Documents duly executed by the Borrowers;

               (vi) Payment of such fees agreed to among the Borrowers and the Agent;

               (vii) the execution by the Borrowers of the Agent's standard environmental certificate;

               (viii) the Banks shall have determined that the Loans to be made are equal to or less than the Borrowing Base;

               (ix)  copies  of  all   agreements   relating  to  any   material
Indebtedness for borrowed money, any preferred stock, any joint ventures or partnerships or any other material documents requested by the Banks;

               (x) the originals of all promissory notes payable to any Borrower, other than promissory notes in an aggregate amount less than $50,000; and

               (xi) such other agreements, documents, conditions and certificates as reasonably requested by the Banks, including without limitation, releases and terminations of all other Liens which are not permitted hereunder, amendments of existing Security Documents, the establishment of all primary bank accounts of each Borrower at a Bank (and each agrees to maintain such accounts at a Bank), all in form and substance satisfactory to the Banks.

          (b) The aggregate outstanding principal amount of all Revolving Credit Loans or the Term Loan, whichever is outstanding, after giving effect to the proposed Loan, does not exceed the lesser of the Commitments or the Borrowing Base, and the aggregate outstanding principal amount of all Letter of Credit Advances, after giving effect to the proposed Letter of Credit Advance, does not exceed the lesser of $1,000,000 or the CNG/CRI Guaranteed Formula.

          (c) On and as of the date of each such Advance, the representations and warranties contained in Section 6 hereof shall be true and correct in all material respects as if made on such date; provided, however, that for purposes of this Section 3.2(c) the representations and warranties contained in
Section 6.7 hereof shall be deemed made with


CREDIT AGREEMENT                                                         Page 19
respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 7.1(d)(ii) and (iii).

          (d) No  Default or event or  condition  which  could  cause a Material
Adverse   Effect  has  occurred  and  is  continuing  or  will  exist  upon  the disbursement of such Advance.

Acceptance of the proceeds of any Advance hereunder by the Borrowers shall be deemed to be a certification by the Borrowers at such time with respect to the matters set forth in subparagraphs (b), (c) and (d) of this Section 3.2.

     3.3 Letter of Credit Reimbursement Payments. (a)(i) The Borrowers agree to pay to the Agent, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto.

               (ii) The Borrowers agree that each reimbursement amount not paid pursuant to the first sentence of Section 3.3(a)(i) shall bear interest, payable on demand by the Agent, at the Floating Rate, and effective on the date each such reimbursement amount is not paid, each L/C Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, to the extent of such L/C Bank's Pro Rata Share, purchase a participating interest in each reimbursement amount. Each L/C Bank will immediately transfer to the Agent, in same day funds, the amount of its participation. Each L/C Bank shall share on a pro rata basis (calculated by reference to the L/C Bank Commitments) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any L/C Bank shall not have so made the amount of such participating interest available to the Agent, such L/C Bank and the Borrowers agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at (x) in the case of the Borrowers, the Floating Rate and (y) in the case of such L/C Bank, the Federal Funds Rate.

          (b) The reimbursement  obligations of the Borrowers under this Section
3.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Borrowers to the Agent and the L/C Banks hereunder shall have been satisfied, and such obligations of the Borrowers shall not be affected, modified or impaired upon the happening of any event, including without limitation any of the following, whether or not with notice to, or the consent of, the Borrowers:

               (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");



CREDIT AGREEMENT                                                         Page 20

               (ii) Any amendment, modification, waiver or consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

               (iii) The existence of any claim, setoff, defense or other right which the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or any such transferee may be acting) , the Agent or any L/C Bank or any other Person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

               (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (v) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

               (vi) Any failure, omission, delay or lack on the part of the Agent or any L/C Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any L/C Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any L/C Bank or any such party; or

               (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which any of the Borrowers has or may have against the beneficiary of any Letter of Credit shall be available hereunder to any of the Borrowers against the Agent or any L/C Bank. Nothing in this Section 3.3 shall limit the liability, if any, of the L/C Banks to the Borrowers pursuant to
Section 10.5(c).

          (c) For purposes of this Agreement, a Letter of Credit Advance (i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in this Section 3.3 and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all


CREDIT AGREEMENT                                                         Page 21
amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 3.3.

          (d) Each L/C Bank's obligation to purchase participating interests pursuant to Section 2.1(d) and this Section 3.3, and to comply with the terms of
Section 2.1(d) and this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Bank or the Borrowers may have against the Agent, the Borrowers or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement by the Borrowers or any other L/C Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     3.4. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrowers and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrowers and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.



CREDIT AGREEMENT                                                         Page 22

     SECTION 4. Payment and Prepayment; Fees; Change in Circumstances.

     4.1 Principal Payments.

          (a) Unless earlier payment is required under this Agreement, the Borrowers shall pay (i) the entire outstanding principal amount of the Revolving Credit Advances on the Termination Date, and (ii) the Term Loan in consecutive quarterly installments each in an amount equal to 5% of the original outstanding principal amount of the Term Loan, commencing with the date three months after the Termination Date and each three months thereafter until the Maturity Date - Term Loan and shall pay the entire remaining outstanding principal amount of the Term Loan on the Maturity Date - Term Loan.

          (b) The Borrowers may from time to time prepay all or a portion of the Advances without premium or penalty, provided, however, that (i) the Borrowers shall have given not less than one Business Day's prior written notice thereof to the Agent, (ii) other than mandatory payments, each such prepayment, in the case of prepayment of Floating Rate Loans, shall be in the minimum amount of $500,000 and in integral multiples of $100,000 and, in the case of prepayment of Eurodollar Loans, shall be in the minimum amount of $1,000,000 and in integral multiples thereof, (iii) any prepayment of any Eurodollar Loan shall be accompanied by any amount required pursuant to Section 4.10.

          (c) If it should be determined by the Agent at any time and from time to time that the principal amount of the Revolving Credit Loans or the Term Loan, whichever is outstanding, exceeds the lesser of the then Borrowing Base or the Loan Commitments (such condition defined herein as a "Borrowing Base Deficiency"), the Borrowers shall promptly do one of the following:

               (i) In addition to all other payments of principal and interest required to be paid on the Revolving Credit Loans and the Term Loan, whichever is outstanding, prepay, upon demand and without premium or penalty, the Revolving Credit Notes or the Term Notes, whichever are outstanding, in an amount by which, in the determination of the Agent, such aggregate principal amount outstanding exceeds the lesser of the then Borrowing Base or the Loan Commitments; or

               (ii) Grant a lien and security interest to the Agent, for the benefit of the Banks, in form and substance satisfactory to the Required Banks, in additional interests in Proved Developed Reserves of the Borrowers which, in the determination of the Required Banks, will increase the Borrowing Base by an amount such that the then aggregate principal amount of the Loans does not exceed the lesser of the then Borrowing Base or the Loan Commitments; or

               (iii) Any combination of the foregoing acceptable to the Required Banks.


CREDIT AGREEMENT                                                         Page 23

          (d) If it should be determined by the Agent at any time and from time to time that the aggregate outstanding amount of the Letter of Credit Advances exceeds the lesser of $1,000,000 or the CNG/CRI Guaranty Formula, the Borrowers shall promptly provide cash collateral for the Letter of Credit Advances pursuant to Section 8.4 in the amount of such excess.

          (e) In addition to all other payments required hereunder, upon any sale or other disposition of any assets when a Default exists, or if such sale or other disposition would cause a Default, the Borrowers shall prepay the Advances by an amount equal to 100% of the net proceeds (net only of reasonable and customary costs of such sale or other disposition) of such sale or disposition, which prepayment is due upon receipt of such net proceeds.

          (f) In addition to all other payments required hereunder, upon any sale or other disposition of any assets when a Borrowing Base Deficiency exists, or if such sale or other disposition would cause a Borrowing Base Deficiency, the Borrower shall prepay the Advances by the amount of the Borrowing Base Deficiency from the net proceeds (net only of any reasonable and customary costs of such sale or other disposition) of such sale or disposition, which prepayment is due upon receipt of such net proceeds.

     All determinations made pursuant to this Section 4.1 shall be made by the Agent or the Required Banks, as the case may be, and shall be conclusively binding on the parties absent manifest error.

     4.2 Interest Payment. (a) The Borrowers shall pay interest to the Banks on the unpaid principal amount of each Revolving Credit Loan and the Term Loan for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum: (i) during such periods that such Loan is a Floating Rate Loan, the Floating Rate, and (ii) during such periods that such Loan is a Eurodollar Loan, the Eurodollar Rate applicable to such Loan for each related Eurodollar Interest Period.

          (b) Notwithstanding the foregoing paragraph (a), the Borrowers hereby agree, if requested by the Required Banks, to pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Borrowers hereunder (other than interest) upon and during the continuance of any Default.

     4.3 Fees. (a) The Borrowers agree to pay to the Agent, for the pro rata account of the Banks, a commitment fee computed at the per annum rate equal to the Applicable Margin on the amount by which the Loan Commitments exceed the aggregate outstanding principal amount of the Revolving Credit Loans, for the period from the Effective Date until the Termination Date, and the Borrowers agree to pay to the Agent, for the pro rata account of the L/C Banks, a commitment fee computed at the per annum rate equal to the Applicable Margin


CREDIT AGREEMENT                                                         Page 24
on the amount by which the L/C Commitments exceed the aggregate outstanding amount of the Letter of Credit Advances, for the period from the Effective Date until the Termination Date. Such fees shall be paid quarterly, on the last day of each March, June, September and December commencing on the first such date after the Effective Date, and on the Termination Date.

          (b) The Borrowers agree (i) to pay to the Agent, for the benefit of the L/C Banks, a fee equal to 1-1/2% per annum of the maximum amount available to be drawn under each Letter of Credit at the time such fee is to be paid for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit, provided that the amount payable for any quarter under this clause (i) shall be not less than $500, and (ii) to pay an additional fee to the Agent for its own account computed at the rate of one-quarter of one percent (1/4 of 1%) per annum of such maximum amount for such period. Such fees shall be payable quarterly in advance, payable on the date of the issuance of any Letter of Credit and each three month interval thereafter. Such fees are nonrefundable and the Borrowers shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through the date for which such fees have been paid. The Borrowers further agree to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

          (c) In connection with any increase in the Loan Commitments pursuant to Section 2.1(c), the Borrowers agree to pay to the Agent, for the pro rata account of the Banks which increase their Loan Commitment, a facility fee computed at a per annum rate equal to 0.20% payable on any increase in such Bank's Loan Commitment, payable on the date of any such increase.

          (d) The Borrowers agree to pay to the Agent agency and servicing fees for its services under this Agreement in such amounts as it may from time to time be agreed upon between the Borrowers and the Agent, which fee shall be retained solely by the Agent.

     4.4 Payment Method. All payments to be made by the Borrowers hereunder will be made in Dollars and in immediately available funds to the Agent at its address set forth in Section 10.2 not later than 11:00 a.m. Chicago time on the date on which such payment shall become due. Payments received after 11:00 a.m. Chicago time shall be deemed to be payments made prior to 11:00 a.m. Chicago time on the next succeeding Business Day. At the time of making each such payment, the Borrowers shall specify to the Agent that obligation of the Borrowers hereunder to which such payment is to be applied, or, in the event that the Borrowers fail to so specify or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion. On the day such payments are received, the Agent shall remit to the Banks their respective Pro Rata Shares of such payments, in immediately available funds.


CREDIT AGREEMENT                                                         Page 25

     4.5 No Setoff or Deduction. All payments of principal of and interest on the Advances and other amounts payable by the Borrowers hereunder shall be made by the Borrowers without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

     4.6 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Advances outstanding hereunder or any other amount due hereunder, becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

     4.7. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Bank therewith,

               (i) subjects any Bank or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrowers (excluding federal taxation of the overall net income of any Bank or applicable Lending Installation), or changes the basis of taxation of payments to any Bank in respect of its Loans or other amounts due it hereunder, or

               (ii) imposes  or  increases  or  deems  applicable  any  reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loans), or

               (iii)imposes  any  other  condition  the  result  of  which is to increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with loans, or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Bank,



CREDIT AGREEMENT                                                         Page 26
then, within 30 days of demand by such Bank, the Borrowers shall pay such Bank that portion of such increased expense incurred or reduction in an amount received which such Bank determines is attributable to making, funding and maintaining its Loans and its Commitment.

     4.8. Changes in Capital Adequacy Regulations. If a Bank determines the amount of capital required or expected to be maintained by such Bank, any Lending Installation of such Bank or any corporation controlling such Bank is increased as a result of a Change, then, within 15 days of demand by such Bank, the Borrowers shall pay such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank determines is attributable to this Agreement, its Advances or its Loan Commitment or L/C Commitment (after taking into account such Bank's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank or any Lending Installation or any corporation controlling any Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     4.9. Availability of Types of Advances. If any Bank determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Banks determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Loans are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Loans of the affected Type to be repaid.

     4.10. Funding Indemnification. If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrowers for any reason other than default by the Banks, the Borrowers will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Loan.

     4.11. Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to its Eurodollar Loans


CREDIT AGREEMENT                                                         Page 27
to reduce any liability of the Borrowers to such Bank under Sections 4.7 and 4.8 or to avoid the unavailability of a Type of Advance under Section 4.9, so long as such designation is not disadvantageous to such Bank. Each Bank shall deliver a written statement of such Bank to the Borrowers (with a copy to the Agent) as to the amount due, if any, under Sections 4.7, 4.8 or 4.10. Such written statement shall set forth in reasonable detail the calculations upon which such Bank determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Bank funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Bank shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 4.7, 4.8 and 4.10 shall survive payment of the Bank Obligations and termination of this Agreement.


     SECTION 5. Security.

     5.1 Security Documents. To secure all indebtedness, obligations and liabilities under this Agreement, the Notes, the Security Documents, the Advances, any Swap Agreements among any Borrower and any Lender and to secure all other Indebtedness and obligations of the Borrowers to the Agent and the Banks pursuant thereto, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, the Borrowers shall:

          (a) Execute and deliver to the Agent, promptly upon the request of the Agent or the Required Banks, such indentures of mortgage, deeds of trust, security agreements, financing statements and assignment of production and other agreements, including without limitation any amendments to any such documents previously executed and delivered in favor of the Agent or any Bank (as amended or modified from time to time, the "Mortgages" and together with the Security Agreements, and all agreements and documents described in this Section 5.1(a) or in 5.1(b), 5.2 or 5.3 and all other agreements and documents securing any of the Bank Obligations at any time or otherwise executed by any Borrower with or in favor of the Agent and the Banks, and including without limitation the Letter of Credit Documents, as amended or modified from time to time, the "Security Documents"), in form and substance satisfactory to the Required Banks, granting the Agent, for the benefit of the Banks, a first- priority, perfected and enforceable lien and security interest, subject only to the Permitted Liens, in the following (collectively, with all other assets described in Section 5.1(b), the "Collateral"): all oil, gas and mineral properties and all other assets of the Borrowers as requested at any time by the Required Banks, including without limitation all leasehold and royalty interests and all other rights in connection therewith, and all interests in machinery, equipment, materials, improvements, hereditaments, appurtenances and other property, real, Personal and/or mixed, now or hereafter a part of or obtained in or used in connection with such properties and all interests in and to any and all oil, gas and other minerals now in storage or now or hereafter


CREDIT AGREEMENT                                                         Page 28
located in, under, on or produced from, such properties and an assignment of production from such properties to the Agent;

          (b) Execute and deliver to the Agent, on or before the Effective Date, such security agreements, pledge agreements, financing statements and other agreements, including without limitation the Consent and Amendment of Security Documents confirming the continuing effectiveness of Security Documents previously executed and delivered to the Agent or any Bank (as amended or modified from time to time, the "Security Agreements"), in form and substance satisfactory to the Required Banks, granting to the Agent, for the benefit of the Banks, a first-priority, perfected and enforceable lien and security interest, subject only to the Permitted Liens, in all other assets, whether real, personal or mixed, and whether now owned or hereafter existing and wherever located, of the Borrowers; provided, however, that the Borrowers shall not be required to grant a lien on, or security interest in, the assets described on Schedule 5.1 for so long as they are contractually prohibited from doing so, and the Borrowers represent that they are contractually prohibited from granting liens on, or security interest in, the assets described on
Schedule 5.1 and agree not to enter into any further restrictions with respect thereto.

     5.2 Guaranty. If at any time after the Effective Date any Borrower forms or acquires any Subsidiary with the prior written consent of the Required Banks, the Borrowers shall cause each such Subsidiary to deliver a guaranty agreement executed by each such Subsidiary in form and substance satisfactory to the Required Banks, and to deliver other Security Documents executed by such Subsidiary granting a first priority, perfected and enforceable lien and security interest in all of its assets, together with such corporate documents and opinions required by the Required Banks.

     5.3 Additional Security Documents. If at any time requested by the Agent or the Required Banks, the Borrowers shall execute and deliver such additional documents, and shall take such other action, as the Agent or the Required Banks may reasonably consider necessary or proper to evidence or perfect the liens and security interests described in Section 5.1 hereof and grant the guaranties described in Section 5.2.

     SECTION 6. Representations and Warranties.

     Each of the Borrowers represents and warrants that:

     6.1 Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business and in good standing in each additional jurisdiction where failure to so qualify would have a Material Adverse Effect. It has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Notes and the Security Documents and to engage in the transactions contemplated by this Agreement, the Notes and the Security Documents.


CREDIT AGREEMENT                                                         Page 29

     6.2 Corporate Authority. The execution, delivery and performance by it of this Agreement, the Notes and the Security Documents are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of its charter or by-laws, or of any contract or undertaking to which it is a party or by which it or its property may be bound or affected.

     6.3 Binding Effect. This Agreement is, and the Notes and the Security Documents to which it is a party when delivered hereunder will be, legal, valid and binding obligations of each Borrower, enforceable against each in accordance with their respective terms.

     6.4 Subsidiaries. All Subsidiaries of CRI are duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation and are duly qualified to do business in each jurisdiction where failure to so qualify would have a Material Adverse Effect. All outstanding shares of capital stock of each class of each Subsidiary of CRI have been and will be validly issued and are and will be fully paid and nonassessable and are and will be owned, beneficially and of record, by CRI, free and clear of any Liens. Schedule 6.4 is a complete list of all Subsidiaries of CRI. Each of COG, COE and CNG is and will remain a wholly-owned Subsidiary of CRI, COGL is and will remain a wholly-owned Subsidiary of COG, Black Stone is and will remain a wholly-owned subsidiary of COG, and CPI is and, without the prior written consent of the Agent, will remain a wholly-owned Subsidiary of CNG. Comstock Management Corporation, a Nevada corporation, has no material assets and the Borrowers agree that it will not have any material assets at any time. Crosstex Pipeline, Inc. has no material assets and the Borrowers agree that it will not have any material assets at any time and will not have revenues of more than $50,000 in any 12 month period.

     6.5 Liens. The properties of each Borrower and each Subsidiary of any Borrower (including without limitation the Collateral) are not subject to any Lien except Permitted Liens.

     6.6 Litigation. There is no action, suit or proceeding pending or, to the best of its knowledge, threatened against or affecting it before or by any court, governmental authority, or arbitrator which would be reasonably likely to result in, either individually or collectively, a Material Adverse Effect and, to the best of the Borrowers' knowledge, there is no basis for any such action, suit or proceeding.

     6.7 Financial Condition. The consolidated balance sheet of CRI and its Subsidiaries and the consolidated statements of income and cash flow of CRI and its Subsidiaries for the fiscal year ended December 31, 1995 and reported on by Arthur Andersen, LLP, and the interim consolidated balance sheet of CRI and its Subsidiaries and the interim consolidated statements of income and cash flow of CRI and its Subsidiaries for the fiscal quarter of CRI ended March 31, 1996, copies of which have been furnished to the Banks, fairly present, and the financial statements of CRI and its Subsidiaries to be delivered pursuant to
Section 7.1(d)


CREDIT AGREEMENT                                                         Page 30
will fairly present, the consolidated financial position of CRI and its Subsidiaries as of the respective dates thereof, and the consolidated results of operations of CRI and its Subsidiaries for their respective periods indicated, all in accordance with generally accepted accounting principles consistently applied. There has been no event or development which has had or would be reasonably likely to have a Material Adverse Effect since December 31, 1995. There is no material Contingent Liability of CRI or any of its Subsidiaries that is not reflected in such financial statements or in the notes thereto.

     6.8 Use of Advances. The Advances will be used for working capital and general corporate purposes, including acquisitions. No Borrower extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of each Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of the Advances, such margin stock will not constitute more than 25% of the value of the assets that are subject to any provisions of this Agreement or any Security Document that may cause the Advances to be secured, directly or indirectly by margin stock.

     6.9 Security Documents. The Security Documents create a valid and enforceable first-priority lien on and perfected security interest in all right, title and interest of each Borrower in and to the Collateral described therein, securing all amounts intended to be secured thereby (including without limitation all principal of and interest on the Notes) subject only to the Permitted Liens. The respective net revenue interests of each Borrower in and to the Oil and Gas Interests as set forth in the Security Documents are true and correct and accurately reflect the interests to which each Borrower is legally entitled, subject only to the Permitted Liens.

     6.10 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental Person or entity, including without limitation any creditor or stockholder of it, is required on the part of it in connection with the execution, delivery and performance of this Agreement, the Notes, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or any of the Security Documents.

     6.11 Taxes. It has filed all tax returns (federal, state and local) required to be filed and has paid all taxes shown thereon to be due, including interest and penalties, or has established adequate financial reserves on its books and records for payment thereof, except where the failure to do so would not have a Material Adverse Effect.

     6.12 Title to Properties. It has good and defensible title to, and a valid indefeasible ownership interest in, all of its properties and assets (including, without limitation, the Collateral subject to the Security Documents) free and clear of any Lien except the Permitted


CREDIT AGREEMENT                                                         Page 31

Liens, and it is the owner of all the Collateral described in the Security Documents to which it is a party. All wells on any of the mortgaged premises have been drilled, operated, shut-in, abandoned or suspended in accordance with good oil and gas field practices and in compliance with all applicable laws, permits, statutes, orders, licenses, rules and regulations. All leases with respect to any Oil and Gas Interests owned by any Borrower are in good standing and are in full force and effect, all royalties, rents, taxes, assessments and other payments thereunder or with respect thereto have been properly and timely paid and all conditions necessary to keep such leases in full force have been fully performed, including without limitation any condition to maintain continuous production or other activity with respect thereto. The Borrowers have delivered to the Agent title opinions with respect to at least 80% of the value of the assets included in the Borrowing Base.

     6.13 ERISA. CRI and its Subsidiaries and their Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No prohibited transaction (as defined in Section 406 of ERISA and Section 9975 of the Code) and no reportable event (as defined in ERISA) has occurred with respect to any Plan. Neither CRI, any of its Subsidiaries nor any of its ERISA Affiliates is an employer with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). CRI, its Subsidiaries and the ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of the respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. There is no unfunded benefit liability with respect to any Plan.

     6.14 Environmental and Safety Matters. It is in compliance in all material respects with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which it owns any interest in or operates, a well, a facility or site, or arranges for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts for transporting any hazardous substances, solid waste, or other wastes, or holds any interest in real property or otherwise, except where any such noncompliance would not have a Material Adverse Effect. No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of any Borrower's knowledge, threatened against it, any real property in which it holds or has held an interest or any past or present operation of it. It (a) does not know of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has not received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws, and
(c) does not know of any basis for any such investigation, notice or violation. No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any


CREDIT AGREEMENT                                                         Page 32
real property in which it holds any interest or performs any of its operations, in violation of any Environmental Law which would have a Material Adverse Effect.

     6.15 Direct Benefit. The initial Advances hereunder and all additional Advances are for the direct benefit of each of the Borrowers, and the initial Advances hereunder are used to refinance and replace indebtedness owing, directly or indirectly, by the Borrowers to the Banks under the Existing Credit Agreement. The Borrowers are engaged as an integrated group in the business of oil and gas exploration and related fields, and any benefits to any Borrower is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrowers is dependent upon the continued successful performance of the functions of the integrated group as a whole.

     6.16 Solvency. Each of the following is true for each Borrower and the Borrowers on a consolidated basis: (a) the fair saleable value of its property is (i) greater than the total amount of its liabilities (including contingent liabilities), and (ii) greater than the amount that would be required to pay its probable aggregate liability on its then existing debts as they become absolute and matured; (b) its property is not unreasonable in relation to its business or any contemplated or undertaken transaction; and (c) it does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

     6.17 Disclosure. This Agreement and all other documents, certificates, reports or statements or other information furnished to any Bank or the Agent in writing by or on behalf of any Borrower in connection with the negotiation or administration of this Agreement or any transactions contemplated hereby when read together do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to any Borrower which has caused, or which likely would in the future in the reasonable judgment of the Borrowers cause, a Material Adverse Effect (except for any economic conditions which affect generally the industry in which the Borrowers and their Subsidiaries conduct business), which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Banks by or on behalf of any Borrower in connection with the transactions contemplated hereby.


     SECTION 7. Covenants.

     7.1 Affirmative Covenants. Each Borrower covenants and agrees that, until the payment in full of the principal of and accrued interest on the Notes, the expiration of this Agreement and all Letters of Credit and the payment and performance of all other obligations of the Borrowers under this Agreement, the Notes and the Security Documents, unless the Required Banks shall otherwise consent in writing, each of the Borrowers shall:



CREDIT AGREEMENT                                                         Page 33

          (a) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights and privileges and its material licenses, franchises and permits, and qualify and remain qualified as a validly existing corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law.

          (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on its books and records.

          (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; comply with all applicable permits, statutes, laws, orders, licenses, rules and regulations relating to the Oil and Gas Interests owned by it, unless any non compliance would not cause a Material Adverse Effect, and ensure that all wells and other properties operated by it, either in its own name or as a partner, are operated in accordance with prudent oil and gas field practices; comply with all of its duties and obligations under, and take all actions to maintain, consistent with prudent oil and gas practices, all leases and other rights in full force and effect; and, in addition to that insurance required under the Security Documents, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Banks for purposes of assuring compliance with this Section 7.1(c).

          (d) Reporting Requirements. Furnish to each Bank, in form and sub-stance satisfactory to the Required Banks, the following:



CREDIT AGREEMENT                                                         Page 34

               (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Default, (B) the commencement of any material litigation against, by or affecting the Borrowers and, upon request by any Bank, any material developments therein, or (C) any development in the business or affairs of the Borrowers which has resulted in, or which is likely in the reasonable judgment of the Borrowers to result in (including without limitation the entering into of any material contract and/or undertaking by the Borrowers) a Material Adverse Effect or (D) any "reportable event" (as defined in ERISA) under, or the institution of steps by the Borrowers or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Plan, a statement of the chief financial officer of the Borrowers setting forth details of such Default or such event or condition or such litigation and the action which CRI or any Subsidiary has taken and proposes to take with respect thereto;

               (ii) As soon as available and in any event within 45 days after the end of each fiscal quarter of CRI, the consolidated balance sheets of CRI and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by an appropriate officer of the Borrowers as having been prepared in accordance with generally accepted accounting principles, together with a certificate of an appropriate officer of the Borrowers with a computation in reasonable detail calculating the covenants contained in Sections 7.2(a), (b),
          (c), (i), (j) and (l) hereof;

               (iii) As soon as available and in any event within 120 days after the end of each fiscal year, a copy of the consolidated balance sheet of CRI and its Subsidiaries for such fiscal year and related statements of income and cash flow with a customary audit report thereon by Arthur Andersen LLP or other independent certified public accountants selected by CRI and acceptable to the Banks, without qualifications unacceptable to the Banks, together with a certificate of such accountants stating that they have reviewed this Agreement and stating further that in making their review in accordance with generally accepted accounting principles nothing came to their attention that made them believe that any Default exists, or if their examination has disclosed the existence of any Default, specifying the nature, period of existence and status thereof, together with a certificate of an appropriate officer of the Borrowers with a computation in reasonable detail calculating the covenants contained in Sections 7.2(a), (b), (c), (i), (j) and (l) hereof;



CREDIT AGREEMENT                                                         Page 35

               (iv) Upon the request of the Required Banks or the Agent, a schedule of all oil, gas, and other mineral production attributable to all material Oil and Gas Interests of the Borrowers, and in any event all such Oil and Gas Interests included in the Borrowing Base;

               (v) Promptly, all title or other information received after the Effective Date by any Borrower which discloses any material defect in the title to any material asset included in the Borrowing Base;

               (vi) As soon as practicable and in any event within 30 days after the sending or filing thereof, copies of all such financial statements and reports as it shall send to its security holders and of all final prospectuses under the Securities Act of 1933 (other than Form S-8), reports on Forms 10-Q, 10-K and 8-K and all similar regular and periodic reports filed by it (i) with any federal department, bureau, commission or agency from time to time having jurisdiction with respect to the sale of securities or (ii) with any securities exchange;

               (vii) (A) As soon as available and in any event within 90 days after each January 1, commencing with January 1, 1997, an annual reserve report as of such January 1 with respect to all Hydrocarbon reserves of the Borrowers prepared by an independent engineering firm of recognized standing acceptable to the Required Banks in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Required Banks, and including without limitation all assets included in the Borrowing Base, and (B) as soon as available and in any event within 90 days after September 1, 1996 and after each July 1 thereafter, a reserve report as of September 1, 1996 or such July 1, as the case may be, with respect to all Hydrocarbon reserves of the Borrowers prepared by the Borrowers in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Required Banks, and including without limitation all assets included in the Borrowing Base;

               (viii) On or within 30 days after the request of the Agent or the Required Banks, an updated reserve report with respect to all Hydrocarbon reserves of the Borrowers prepared by an independent engineering firm of recognized standing acceptable to the Required Banks in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Required Banks, and including without limitation all assets included in the Borrowing Base;

               (ix) Promptly, any management letter from the auditors for any Borrower and all other information respecting the business, properties or the condition or operations, financial or otherwise, including, without limitation,


CREDIT AGREEMENT                                                         Page 36
          geological and engineering data of any Borrower and any title work with respect to any Oil and Gas Interests of any Borrower as any Bank may from time to time reasonably request;

               (x) At all times after the date ninety (90) days after the Effective Date, if requested by the Required Banks, provide title opinions and other opinions of counsel, in each case in form and substance acceptable to the Required Banks, with respect to at least eighty (80%) percent of the value of the assets included in the Borrowing Base; and

               (xi) As soon as available and in any event within 45 days after the end of each fiscal quarter, (A) the balance sheet of CNG as of the end of each fiscal quarter, and the related statements of income for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by an appropriate officer of CNG as having been prepared in accordance with generally accepted accounting principles, (B) a schedule of accounts receivable of CNG, certified by an appropriate officer of CNG, as of the end of such fiscal quarter, indicating the totals of accounts receivable by type, and by age, describing any returns, defenses, setoffs or other pertinent information in connection therewith, together with evidence of letters of credit supporting Eligible CNG Accounts Receivable, and (C) a computation, certified by an appropriate officer of CNG, of the CNG/CRI Guaranty Formula as of the end of such month.

               (e) Access to Records, Books, Etc. At any reasonable time and from time to time, permit any Bank or any agents or representatives thereof, at the Borrowers' own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrowers, and to discuss the affairs, finances and accounts of the Borrowers with their respective officers and employees. Without limiting the foregoing, the Borrowers agree that at any reasonable time and from time to time, the Borrowers will permit any Bank or any agents or representatives thereof to inspect, at the office of the Borrowers listed on its signature page hereto, all opinions with respect to title and other material work received by the Borrowers with respect to any asset included in the Borrowing Base.

     7.2 Negative Covenants. Until payment in full of the principal of and accrued interest on the Notes, the expiration of this Agreement and all Letters of Credit and the payment and performance of all other obligations of the Borrowers and each Guarantor under this Agreement, the Notes and the Security Documents, each Borrower agrees that, unless the Required Banks shall otherwise consent in writing, none of them shall:



CREDIT AGREEMENT                                                         Page 37

          (a) Current Ratio. Permit or suffer the ratio of (i) the sum of Current Assets plus the unused availability under the revolving credit facility established by Section 2.1(a), to (ii) Current Liabilities at any time to be less than 1.0 to 1.0.

          (b) Tangible Net Worth. Permit or suffer Consolidated Tangible Net Worth of CRI and its Subsidiaries, at any time, to be less than the sum of (i) $25,000,000, plus (ii) 50% of Consolidated Net Income for each fiscal year, commencing with the fiscal year ending December 31, 1996, and to be added as of the last day of each such fiscal year, provided that if such Consolidated Net Income is negative in any fiscal year the amount added pursuant to this clause
(ii) shall be zero and shall not reduce the amount added pursuant to this clause
(ii) for any other fiscal year, plus (iv) 75% of the net cash proceeds of any equity offering or other sale of equity of CRI or any of its Subsidiaries.

          (c) Interest Coverage Ratio. Permit or suffer, as of the last day of any fiscal quarter of CRI, the ratio of (i) EBITDA, as calculated for the four fiscal quarters then ending, to (ii) Consolidated Interest Expense, as calculated for the four fiscal quarters then ending, to be less than 2.5 to 1.0.

          (d) Indebtedness. Create, incur, assume, guaranty or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

               (i) The Advances;

               (ii) The Indebtedness described in Schedule 7.2(d) hereto, including any refinancing or extension thereof but no increase in the amount thereof shall be permitted;

               (iii) Other Indebtedness in aggregate outstanding amount not to exceed $1,000,000;

               (iv) Unsecured insurance premium financing incurred in the ordinary course of business;

               (v) Indebtedness pursuant to any Swap Agreement with any Bank, any Person with an investment grade debt rating acceptable to the Agent and any other Person acceptable to the Agent; and

          (vi) Indebtedness permitted pursuant to Section 7.2(i).

          (e) Liens. Create, incur or suffer to exist, any Lien to exist on any assets, rights, revenues or property, real, personal or mixed, tangible or intangible, other than:



CREDIT AGREEMENT                                                         Page 38

               (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

               (ii) Liens  (other  than any Lien  imposed by ERISA)  created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a Material Adverse Effect and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation,
          (B) good faith deposits in connection with bids, tenders, contracts or leases to which any Borrower is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits,
          (C) liens imposed by law, such as those of carriers, warehousemen, operators and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of any Borrower, or surety, customs or appeal bonds to which such Borrower is a party;

               (iii) Liens created pursuant to the Security Documents and Liens expressly permitted by the Security Documents;

               (iv) Each Lien described on Schedule 7.2(e) hereto may be suffered to exist upon the same terms as those existing on the date hereof, but no increase in the amount of Indebtedness secured thereby; and

               (v) Liens securing Indebtedness permitted pursuant to Section 7.2(d)(iii) created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by any Borrower if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by such Borrower for such assets, provided that such Lien does not encumber any other asset at any time owned by such Borrower.

          (f) Merger; Acquisitions; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, unless the Required Banks shall otherwise consent in writing, all or any substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any Person, or all or any substantial portion of the capital stock of or other ownership interest in any other Person, provided that Borrowers may make such purchases or other acquisitions provided that the aggregate amount paid or payable or otherwise transferred for all such purchases or other acquisitions after the Effective Date shall not exceed $20,000,000 in aggregate amount in any fiscal year; nor merge or consolidate or amalgamate with any other Person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other Person, other than a joint venture or


CREDIT AGREEMENT                                                        Page 39
similar arrangement in connection with oil and gas drilling ventures, oil and gas leases, natural gas transportation or processing or otherwise in connection with oil and gas properties in the ordinary course of business.

          (g) Disposition of Assets; Etc. Without the prior written consent of the Required Banks, sell, lease, license, transfer, assign or otherwise dispose of any Collateral or any of its other business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms, and (ii) if no Default has occurred and is continuing or would be caused thereby, other sales of assets in aggregate amount not to exceed $5,000,000 in any twelve month period, provided that in connection with any such sales in excess of $1,000,000 in aggregate amount in any twelve month period all the proceeds thereof will simultaneously reduce the Borrowing Base by a like amount.

          (h) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement.

          (i) Investments and Advances. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other Person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other Person, except
(i) loans and advances to officers of the Borrowers, provided that the aggregate amount of all such loans and advances does not exceed $5,000, (ii) loans and advances among the Borrowers only, (iii) other loans and advances, provided that the aggregate amount of all such loans and advances, together with Indebtedness allowed under Section 7.2(d)(iii), shall not exceed $1,000,000 and (iv) loans and advances by CRI to CNG in an aggregate amount not to exceed $5,000,000, the proceeds of which shall be used in connection with the purchase of pipeline and marketing operations and to provide ongoing working capital for such entity; nor incur any Contingent Liability except for guarantees by CRI of obligations of CNG to purchase natural gas in an aggregate amount outstanding at any time not to exceed the lesser of (A) $2,000,000 minus the aggregate outstanding Letters of Credit or (B) the CNG/CRI Guaranty Formula minus the aggregate outstanding Letters of Credit and (v) the indebtedness described on Schedule 7.2(i), if any.

          (j) Dividends. With respect to CRI only, make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, repurchase, defeasance, conversion, retirement or other acquisition, directly or indirectly, of any shares of its capital stock, (all of the foregoing defined herein as "Restricted Payments"), except (i) Restricted Payments payable solely in shares of capital stock of CRI and (ii) cash dividends in respect to the 1994 Preferred Stock only in aggregate amount not to exceed $549,000 in any twelve month period and only if both before the payment of such cash dividend and after giving


CREDIT AGREEMENT                                                         Page 40
effect to the payment of such cash dividend no Default or Event of Default shall have occurred and be continuing and (iii) cash dividends in respect to the 1995 Preferred Stock only in an aggregate amount not to exceed $1,372,500 in any twelve month period and only if both before the payment of such dividend and after giving effect to the payment of such dividend no Default or Event of Default shall have occurred and be continuing. For purposes of this Agreement, "capital stock" shall include capital stock (preferred, common or other) and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

          (k) Transactions with Affiliates. Enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrowers' business and upon fair and reasonable terms no less favorable to such Borrower than would be obtained in a comparable arms-length transaction with a Person other than an Affiliate and except the loans and advances described in Section 7.2(i).

          (l) Payments and Modification of Debt. Other than Indebtedness to the Banks and the Agent pursuant hereto, make, or permit any Subsidiary to make, any optional payment, prepayment or redemption, directly or indirectly, of any of its Indebtedness or enter into any agreement or arrangement providing for the defeasance of any such Indebtedness, or amend or modify, or consent or agree to any amendment or modification of, any instrument or agreement under which any of its Indebtedness is issued or created or otherwise related thereto, provided that this Section 7.2(l) shall not prohibit the prepayment of such Indebtedness if no Default exists or would exist after giving effect to such prepayment and the aggregate amount of all such prepayments since the Effective Date does not exceed $2,000,000 in aggregate amount.

          (m) Additional Covenants. If at any time any Borrower shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of its Indebtedness which includes covenants, terms, conditions or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrowers shall promptly so advise the Agent and the Banks. Thereupon, if the Agent shall request, upon notice to the Borrowers, the Agent and the Banks shall enter into an amendment to this Agreement or an additional agreement (as the Agent may request), providing for substantially the same covenants, terms, conditions and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Agent. In addition to the foregoing, any covenants, terms, conditions or defaults in any existing agreements or other documents evidencing or relating to any Indebtedness of any Borrower not substantially provided for in this Agreement or more favorable to the holders of such Indebtedness, are hereby incorporated by reference into this Agreement to the same extent as


CREDIT AGREEMENT                                                         Page 41
if set forth fully herein, and no subsequent amendment, waiver or modification thereof shall effect any such covenants, terms, conditions or defaults as incorporated herein.

          (n) Financial Contracts. Enter into any Swap Agreement (or any other agreement, device or arrangement providing for payments relating to fluctuations of interest rates, exchange rates or commodity prices) for purposes of financial speculation or otherwise not in the ordinary course of business of the Borrowers, and any Swap Agreement with respect to fluctuations in interest rates shall be entered into by the Borrowers only with respect to Indebtedness for borrowed money of the Borrowers.

          SECTION 8. Default.

     8.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Required Banks pursuant to Section 10.1:

          (a) Any Borrower shall fail to pay within 2 Business Days of when due any principal of or interest on the Notes (whether pursuant to Section 4.1 or otherwise), any fees or any other amount payable hereunder or under any Security Document; or

          (b) Any representation or warranty made by any Borrower in Section 6 hereof, in any Security Document or in any other document or certificate furnished by or on behalf of any Borrower in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

          (c) (i) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 7.1(b), 7.1(c) (other than the agreement to maintain continuous insurance coverage), 7.1(d), 7.2(a), 7.2(b), 7.2(c) or 7.2(l) hereof or in any Security Document, any other Loan Document or any other agreement among the Borrowers, the Banks and the Agent, or any of them, and such failure shall remain unremedied for 30 calendar days after the earlier of the date notice thereof shall have been given to Borrowers by the Agent or any Bank or any Borrower knows of such failure, or (ii) any Borrower shall fail to perform or observe any other term, covenant, or agreement contained in this Agreement; or

          (d) Any Borrower shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $1,000,000; or if any Borrower fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the


CREDIT AGREEMENT                                                         Page 42
holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holder) to elect a majority of the board of directors of any Borrower; or

          (e) A judgment or order for the payment of money, which together with other such judgments or orders exceeds the aggregate amount of $1,000,000, shall be rendered against any Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such judgment or order shall have remained unsatisfied and such proceedings shall have remained unstayed for a period of 30 consecutive days, or (ii) for a period of 30 consecutive days, such judgment or order shall have remained unsatisfied and a stay of enforcement thereof, by reason of pending appeal or otherwise, shall not have been in effect; or

          (f) The occurrence or existence with respect to any Borrower or any Guarantor or any of their ERISA Affiliates of any of the following: (i) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Reportable Event shall occur with respect to any Plan, (iii) the filing under ERISA of a notice of intent to terminate any Plan or the termination of any Plan, (iv) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings, or (v) complete or partial withdrawal under ERISA from any Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan, and in each of the foregoing cases, such event or condition, together with all other events or conditions, if any, could in the opinion of the Banks subject any Borrower to any tax, penalty, or other liability to a Plan, the PBGC, or otherwise (or any combination thereof); or

          (g) Any Borrower shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against any Borrower, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is instituted against any Borrower and is being contested by such Borrower in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 30 days; or any Borrower shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or



CREDIT AGREEMENT                                                         Page 43

          (h) Any event of default described in any Security Document shall have occurred and be continuing, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested or repudiated by any Person, or any obligor, shall deny that it has any or further liability or obligation thereunder, or any Security Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Agent and the Banks the benefits purported to be created thereby; or

          (i) (A) CNG, COG or COE shall fail to be a wholly-owned Subsidiary of CRI, (B) COGL shall fail to be a wholly-owned subsidiary of COG, (C) Black Stone shall fail to be a wholly-owned Subsidiary of COG, or (D) the Board of Directors of CRI shall not consist of a majority of the Continuing Directors of CRI; or

          (j) Any Change in Control shall occur.


     8.2 Remedies.

          (a) Upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon being directed to do so by the Required Banks, shall, by notice to the Borrowers terminate the Commitments or declare the outstanding principal of, and accrued interest on, the Notes and all other amounts due under this Agreement and all other Loan Documents, to be immediately due and payable, or demand immediate delivery of cash collateral, and the Borrowers agree to deliver such cash collateral upon such demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or all of the above, whereupon the Commitments shall terminate forthwith and all such amounts shall become immediately due and payable, or both, as the case may be, provided that in the case of any event or condition described in Section 8.1(g), the Commitments shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in each case without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

          (b) Upon the occurrence and during the continuance of such Event of Default, the Agent may, and upon being directed to do so by the Required Banks, shall, in addition to the remedies provided in Section 8.2(a), enforce its rights either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any then outstanding Note or any Security Document or in aid of the exercise of any power granted in this Agreement, any then outstanding Notes or any Security Document, and may enforce the payment of any then outstanding Notes and any of the other rights of the Agent and the Banks in any other agreement or available at law or in equity.


CREDIT AGREEMENT                                                         Page 44

          (c) Upon the occurrence and during the continuance of any Event of Default hereunder, each Bank may at any time and from time to time, without notice to the Borrowers (any requirement for such notice being expressly waived by the Borrowers) set off and apply against any and all of the obligations of any Borrower now or hereafter existing under this Agreement, any of the Notes or the Security Documents, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower and any property of any Borrower from time to time in possession of such Bank, irrespective of whether or not any Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of the Banks under this Section 8.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.

     8.3 Distribution of Proceeds. All proceeds of any realization on the Collateral received by the Agent pursuant to the Security Documents or any payments on any of the liabilities secured by the Security Documents received by the Agent or any Bank upon and during the continuance of any Event of Default shall be allocated and distributed as follows:

          (a) First, to the payment of all costs and expenses, including without limitation all attorneys' fees, of the Agent in connection with the enforcement of the Security Documents and otherwise administering this Agreement;

          (b) Second, to the payment of all costs, expenses and fees, including without limitation, commitment fees and attorneys' fees, owing to the Banks pursuant to the Bank Obligations on a pro rata basis in accordance with the Bank Obligations consisting of fees, costs and expenses owing to the Banks under the Bank Obligations for application to payment of such liabilities;

          (c) Third, to the Banks on a pro rata basis in accordance with the Bank Obligations consisting of interest and principal (including without limitation any cash collateral for any outstanding Letters of Credit) owing to the Banks under the Bank Obligations and to any Bank owing pursuant to any Swap Agreement to which it is a party (whether pursuant to a termination thereof or otherwise), for application to payment of such liabilities;

          (d) Fourth, to the payment of any and all other amounts owing to the Banks on a pro rata basis in accordance with the total amount of such Indebtedness owing to each of the Banks, for application to payment of such liabilities; and

          (e) Fifth, to the Borrowers or such other Person as may be legally entitled thereto.

     8.4 Letter of Credit Liabilities. For the purposes of payments and distributions under Section 8.3, the full amount of Bank Obligations on account of any Letter of Credit then


CREDIT AGREEMENT                                                         Page 45
outstanding but not drawn upon shall be deemed to be then due and owing. Amounts distributable to the L/C Banks on account of such Bank Obligations under such Letter of Credit shall be deposited in a separate interest bearing collateral account in the name of and under the control of the Agent and held by the Agent first as security for such Letter of Credit Bank Obligations and then as security for all other Bank Obligations and the amount so deposited shall be applied to the Letter of Credit Bank Obligations at such times and to the extent that such Letter of Credit Bank Obligations become absolute liabilities and if and to the extent that the Letter of Credit Bank Obligations fail to become absolute Bank Obligations because of the expiration or termination of the underlying Letters of Credit without being drawn upon then such amounts shall be applied to the remaining Bank Obligations in the order provided in Section 8.3. Each Borrower hereby grants to the Agent, for the benefit of the Banks, a lien and security interest in all such funds deposited in such separate interest bearing collateral account, as security for all the Bank Obligations as set forth above.

     SECTION 9. The Agent, the Co-Agent and the Banks.

     9.1 Appointment; Nature of Relationship. The First National Bank of Chicago is hereby appointed by the Banks as the Agent hereunder and under each other Loan Document, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this
Section 9. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Banks' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Banks,
(ii) is a "representative" of the Banks within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.

     9.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     9.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, any Borrower, the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan


CREDIT AGREEMENT                                                         Page 46

Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     9.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (iii) the satisfaction of any condition specified in Section 3.2 or otherwise hereunder; (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Borrowers to the Agent at such time, but is voluntarily furnished by the Borrowers to the Agent (either in its capacity as Agent or in its individual capacity).

     9.5 Action on Instructions of Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of Notes. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     9.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     9.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.



CREDIT AGREEMENT                                                         Page 47

     9.8 Agent's Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Banks under this Section 9.8 shall survive payment of the Bank Obligations and termination of this Agreement.

     9.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Bank or a Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks.

     9.10 Rights as a Bank. In the event the Agent is a Bank, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, at any time when the Agent is a Bank, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any of their respective Subsidiaries in which any Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Bank.

     9.11 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     9.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers, such resignation to be effective upon the


CREDIT AGREEMENT                                                         Page 48
appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Banks shall have the right to appoint, on behalf of the Borrowers and the Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers, and the Banks, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Banks may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Bank Obligations to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan
Documents. After the effectiveness of the resignation of an Agent, the provisions of this Section 9 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     9.13 Pro Rata Sharing by Banks. Each Bank agrees with every other Bank that, in the event that it shall receive and retain any payment on account of the Borrowers's obligations under this Agreement, the Notes or the Security Documents in a greater proportion than that received by any other Bank, whether such payment be voluntary, involuntary or by operation of law, by application of set-off of any indebtedness or otherwise, then such Bank shall promptly purchase a participation interest from the other Banks, without recourse, for cash and at face value, ratably in accordance with its Pro Rata Share, in such an amount that each Bank shall have received payment in respect of such obligations in accordance with its Pro Rata Share; provided, that if any such purchase be made by any Bank and if any such excess payment relating thereto or any part thereof is thereafter recovered from such Bank, appropriate adjustment in the related purchase from the other Banks shall be made by rescission and restoration of the purchase price as to the portion of such excess payment so recovered. It is further agreed that, to the extent there is then owing by the Borrowers to any Bank indebtedness other than that evidenced by this Agreement, the Notes and the Security Documents to which such Bank may apply any involuntary payments of indebtedness by the Borrowers, including those resulting from exercise of rights of set-off or similar rights, such Bank shall apply all such involuntary payments first to obligations of the Borrowers to the Banks hereunder and under the Notes and the Security Documents and then to such other indebtedness owed to it by the Borrowers. In addition, it is further agreed that any and all proceeds resulting from a sale or other disposition of any collateral which may be hereafter granted for the benefit of the Banks to secure the obligations of the Borrowers hereunder, shall be applied first to obligations of the Borrowers to the Banks hereunder and under the Notes and the Security Documents, and then


CREDIT AGREEMENT                                                         Page 49
ratably to any other indebtedness owed by the Borrowers to the Banks which is secured by such collateral.

     9.14 Determination of Borrowing Base, Etc. Any redetermination of the Borrowing Base shall be made mutually by the Agent and the Co-Agent and submitted to the Banks. The redetermined Borrowing Base shall then be effective when approved by the Required Banks, provided that if such redetermined Borrowing Base is not approved by the Required Banks within 10 days after it is submitted to the Banks, each Bank shall submit to the Agent, on or within 10 days after the Agent notifies the Banks that the Required Banks have not approved such redetermined Borrowing Base, its determination of the Borrowing Base, and the redetermined Borrowing Base will be based on the weighted average of the redetermined Borrowing Base of each Bank which properly submits such redetermination to the Agent, weighted according to each Bank's Loan Commitment. The Borrowing Base may be re- evaluated from time to time as determined by the Required Banks, and will be re-evaluated upon the request of the Borrowers (provided that the Borrowers cannot request any re-evaluation of the Borrowing Base more than four times in any twelve month period), and, in addition, at least twice annually as follows: upon receipt of the reserve reports referred to in Section 7.1(d)(vii) hereof (and in connection with such twice annual re-evaluations of the Borrowing Base, the Agent and the Co-Agent shall submit the redetermined Borrowing Base as required under the first sentence of this
Section 9.14 on or prior to 30 days after the receipt of each (a) reserve report referred to in Section 7.1(d)(vii) (A) hereof and (b) reserve report referred to in Section 7.1(d)(vii)(B). Except for the scheduled re-evaluations of the Borrowing Base, each Bank requesting a re-evaluation of the Borrowing Base agrees to give notice to the Agent, the Co- Agent and the Borrowers of such request. All parties hereto acknowledge that as of the Effective Date the Borrowing Base is equal to $166,000,000.

     9.15 Co-Agent. Other than as specified in Section 9.14, Bank One, Texas, N.A., as Co-Agent hereunder, shall have no duties or liabilities.


     SECTION 10. Miscellaneous.

     10.1 Amendments; Etc. (a) This Agreement and any term or provision hereof may be amended, waived or terminated by an instrument in writing executed by the Borrowers and the Required Banks, and (i) to the extent any rights or duties of the Agent may be affected thereby, the Agent, (ii) to the extent any of the rights or duties of the Co-Agent may be affected thereby, the Co-Agent, and
(iii) to the extent any amendment, modification, termination, waiver or consent would allow any Borrower to obtain a Letter of Credit if it would otherwise be unable to obtain such amendment, modification, termination, waiver or consent, the L/C Banks, provided, that, notwithstanding anything in this Agreement to the contrary, except by an instrument in writing executed by the Borrowers and all of the Banks, no such amendment, waiver or termination shall authorize or permit the extension of the time or times of payment of the principal of, or interest on, the Notes or the reduction in principal amount thereof or the


CREDIT AGREEMENT                                                         Page 50
rate of interest thereon, or any fees payable hereunder, or increase or extend the respective Commitments of any Bank, or release any Borrower from any of its obligations hereunder or under any other Loan Document, or release any material amount of the Collateral from the Liens granted pursuant hereto, or amend this
Section 10.1.

          (b) Any such amendment, waiver or termination shall be effective only in the specific instance and for the specific purpose for which given.

          (c) Notwithstanding anything herein to the contrary, any Bank that has failed to fund any Advance or other amount required to be funded by such Bank hereunder shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of any Loan Document or a departure therefrom or any direction from the Banks to the Agent and, for purposes of determining the Required Banks, the Commitments and Advances of such Bank shall be disregarded.

     10.2 Notices. (a) Except as otherwise provided in Section 10.2(c) hereof, all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or sent to the Borrowers, the Banks and the Agent at the respective addresses for notices set forth on the signature pages hereof, or to such other address as may be designated by the Borrowers, the Agent or any Bank by notice to the other parties hereto. All notices shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by the Agent or any Bank to the Borrowers by certified or registered mail, postage prepaid, to such address, on the fifth day after the date of mailing.

          (b) Notices by the Borrowers to the Agent with respect to requests for Advances pursuant to Section 3.1 and notices of prepayment pursuant to Section 4.1(c) shall be irrevocable and binding on the Borrowers.

          (c) Any notice to be given by the  Borrowers to the Agent  pursuant to
Section 4.1(c) or Section 3.1 and any notice to be given by the Agent or any Bank hereunder, may be given by telephone, by telex or by facsimile transmission and must be immediately confirmed in writing in the manner provided in Section 10.2(a). Any such notice given by telephone, telex or facsimile transmission shall be deemed effective upon receipt thereof by the party to whom such notice is given.

     10.3 Conduct No Waiver; Remedies Cumulative. No course of dealing on the part of the Agent or the Banks, nor any delay or failure on the part of the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or the Banks' rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or the Banks under this Agreement is intended to be exclusive of any other


CREDIT AGREEMENT                                                         Page 51
right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Agent or the Banks may be exercised from time to time and as often as may be deemed expedient by them.

     10.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrowers made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on any Bank's behalf, and those covenants and agreements of the Borrowers set forth in Section 10.5 hereof shall survive the repayment in full of the Advances and other obligations of the Borrowers hereunder and under Security Documents and the termination of the Commitments. 10.5 Expenses; Indemnification. (a) The Borrowers agree to pay and save the Agent harmless from liability for the payment of the reasonable fees and expenses of any counsel the Agent shall employ, in connection with the preparation, execution and delivery of this Agreement, the Notes and the Security Documents and the consummation of the transactions contemplated hereby and in connection with any amendments, waivers or consents and other matters in connection therewith, and all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel) in connection with any enforcement of this Agreement, the Notes or the Security Documents.

          (b) Each of the Borrowers hereby indemnifies and agrees to hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Borrowers shall not be required to indemnify the L/C Banks and the Agent and such other Persons, and the L/C Banks and the Agent shall be liable to the Borrowers to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by any Borrower which were caused by (A) the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for


CREDIT AGREEMENT                                                         Page 52
payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence or wilful misconduct of the Agent. It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or wilful misconduct of the Agent in connection with such payment. It is further acknowledged and agreed that a Borrower may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Agent is alleged to be liable and it shall be a precondition of the assertion of any liability of the Agent under this Section that such Borrower shall first have taken reasonable steps to enforce remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

          (c) In consideration of the execution and delivery of this Agreement by each Bank and the extension of the Commitments, the Borrowers hereby indemnify, exonerate and hold the Agent, each Bank and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

               (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance;

               (ii) the entering into and performance of this Agreement and any other agreement or instrument executed in connection herewith by any of the Indemnified Parties (including any action brought by or on behalf of the Borrowers as the result of any determination by the Required Banks not to fund any Advance in compliance with this Agreement);

               (iii) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrowers or any of their Subsidiaries of any portion of the stock or assets of any Person, whether or not the Agent or such Bank is party thereto;

               (iv) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to any release by the Borrowers or any of their Subsidiaries of any hazardous material or any violations of Environmental Laws; or


CREDIT AGREEMENT                                                         Page 53

               (v) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrowers or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrowers or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the activities of the Indemnified Party on the property of the Borrowers conducted subsequent to a foreclosure on such property by the Banks or by reason of the relevant Indemnified Party's gross negligence or wilful misconduct or breach of this Agreement, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrowers shall be obligated to indemnify the Indemnified Parties for all Indemnified Liabilities subject to and pursuant to the foregoing provisions, regardless of whether the Borrowers or any of their Subsidiaries had knowledge of the facts and circumstances giving rise to such Indemnified Liability.

     10.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Borrowers may not, without the prior consent of the Banks, assign their rights or obligations hereunder or under the Notes and the Banks shall not be obligated to make any Advance hereunder to any entity other than the Borrowers.

          (b) Any Bank may sell a participation interest to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Advances and such Bank's rights and benefits under this Agreement, the Notes and the Security Documents and to the extent of that participation, such participant or participants shall have the same rights and benefits against the Borrowers under
Section 6.2(c) as it or they would have had if participation of such participant or participants were the Bank making the Advances to the Borrowers hereunder, provided, however, that (i) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder. The Agent from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Agent provided under this Agreement, the Notes, or otherwise. In furtherance of such agency, the Agent may from time to time direct that the Borrowers provide notices, reports and other documents contemplated by this Agreement


CREDIT AGREEMENT                                                         Page 54

(or duplicates thereof) to such agent. The Borrowers hereby consent to the appointment of such agent and agree to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Agent in the same manner as would be required if dealing with the Agent itself.

          (c) Each Bank may, with the prior consent of the Borrowers (which consent shall not be unreasonably withheld and may not be withheld upon the occurrence and during the continuance of any Event of Default which is not cured or waived within 30 days after the occurrence of such Event of Default) and the Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes and the Security Documents held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, (A) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Borrowers and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Bank shall in no event be less than $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

          (d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other


CREDIT AGREEMENT                                                         Page 55
instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.7 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance on the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

          (e) The Agent shall maintain at its address designated on the signature pages hereof a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit B or C hereto, as the case may be.

          (g) The Banks may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers provided that such proposed assignee or participant has agreed to hold such information confidential under the terms described in Section 10.19.



CREDIT AGREEMENT                                                         Page 56

          (h) Additional lenders may also become Banks hereunder, with the prior written consent of the Borrowers and the Agent, by executing an Assumption Agreement substantially in the form of Exhibit F hereto, provided that without the prior written consent of all Banks, the aggregate Commitments of all Banks may not exceed $200,000,000. Any Bank, subject to the prior written approval of the Required Banks, the Agent and the Borrowers and subject to being paid in full for all outstanding liabilities owing to such Bank, may be terminated as a Bank hereunder and upon such termination the Borrowers shall have the option to select a bank to replace such terminated bank and to assume the rights and obligations of such terminated Bank hereunder, provided that such replacement bank is acceptable to the Agent and executes an Assumption Agreement substantially in the form of Exhibit F hereto. Upon any Bank being added hereto or terminated, a new schedule will be distributed by the Agent to all Banks and the Borrowers showing the Commitment amount and the Pro Rata Share of each Bank.

          (i) Notwithstanding any other provisions set forth in this Agreement, any Bank may at any time create a security interest in, or assign, all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that such creation of a security interest or assignment shall not release such Bank from its obligations under this Agreement.

     10.7 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     10.8 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

     10.9 Construction of Certain Provisions. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with GAAP unless such principles are inconsistent with the express requirements of this Agreement. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     10.10 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Borrowers and the Banks, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Borrowers under this Agreement, the Notes or any Security Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or


CREDIT AGREEMENT                                                         Page 57
impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under this Agreement, the Notes or any Security Documents in any other jurisdiction.

     10.11 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Notes or any Security Documents, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Notes or any Security Documents at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Advances outstanding and other obligations of the Borrowers hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal has been paid in full. Anything herein to the contrary notwithstanding, the obligations of the Borrowers under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Banks would be contrary to provisions of law applicable to the Banks which limits the maximum rate of interest which may be charged or collected by the Banks.

     10.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     10.13 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or any event or condition which with notice or lapse of time, or both, could become such an Event of Default if such action is taken or such condition exists.

     10.14  Consent  to  Jurisdiction.   Notwithstanding  the  place  where  any
liability originates or arises, or is to be repaid, any suit, action or proceeding arising out of or relating to this Agreement, any Security Documents, or the Notes may be instituted in any court of competent jurisdiction in the State of Illinois, each Borrower hereby irrevocably waives any objection which it may have or hereafter has to the laying of such venue of any such suit, action or proceeding and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and each Borrower hereby irrevocably submits its Person and property to the jurisdiction of any such court in any such suit, action or proceedings. Nothing in this


CREDIT AGREEMENT                                                         Page 58

Section 10.14 shall affect the right of the Bank to bring proceedings against the Borrowers or any of their property in the courts of any other court of competent jurisdiction.

     10.15 JURY TRIAL WAIVER. THE AGENT, THE BANKS AND EACH BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER THE AGENT, THE BANKS NOR ANY BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER THE AGENT AND THE BANKS OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     10.16 Joint and Several Obligations;  Contribution Rights;  Savings Clause.
(a) Notwithstanding anything to the contrary set forth herein or in any Note or in any other Loan Document, the obligations of the Borrowers hereunder and under the Notes and the other Loan Documents are joint and several.

          (b) If any Borrower makes a payment in respect of the Bank Obligations it shall have the rights of contribution set forth below against the other
Borrowers; provided that such Borrower shall not exercise its right of contribution until all the Bank Obligations shall have been finally paid in full in cash. If any Borrower makes a payment in respect of the Bank Obligations that is smaller in proportion to its Payment Share (as hereinafter defined) than such payments made by the other Borrowers are in proportion to the amounts of their respective Payment Shares, the Borrower making such proportionately smaller payment shall, when permitted by the preceding sentence, pay to the other Borrowers an amount such that the net payments made by the Borrower in respect of the Bank Obligations shall be shared among the Borrowers pro rata in proportion to their respective Payment Shares. If any Borrower receives any payment that is greater in proportion to the amount of its Payment Shares than the payments received by the other Borrowers are in proportion to the amounts of their respective Payment Shares, the Borrower receiving such proportionately greater payment shall, when permitted by the second preceding sentence, pay to the other Borrowers an amount such that the payments received by the Borrowers shall be shared among the Borrowers pro rata in proportion to their respective Payment Shares. Notwithstanding anything to the contrary contained in this paragraph or in this Agreement, no liability or obligation of any Borrower that


CREDIT AGREEMENT                                                         Page 59
shall accrue pursuant to this paragraph shall be paid nor shall it be deemed owed pursuant to this paragraph until all of the Bank Obligations shall be finally paid in full in cash.

          For purposes hereof, the "Payment Share" of each Borrower shall be the sum of (a) the aggregate proceeds of the Bank Obligations received by such Borrower plus (b) the product of (i) the aggregate Bank Obligations remaining unpaid on the date such Bank Obligations become due and payable in full, whether by stated maturity, acceleration, or otherwise (the "Determination Date") reduced by the amount of such Bank Obligations attributed to all or such Borrowers pursuant to clause (a) above, times (ii) a fraction, the numerator of which is such Borrower's net worth on the effective date of this Agreement
(determined as of the end of the immediately preceding fiscal reporting period of such Borrower), and the denominator of which is the aggregate net worth of all Borrowers on such effective date.

          (c) It is the intent of each Borrower, the Agent and the Banks that each Borrower's maximum Bank Obligations shall be in, but not in excess of:

               (i) in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code on or within one year from the date on which any of the Bank Obligations are incurred, the maximum amount that would not otherwise cause the Bank Obligations (or any other obligations of such Borrower to the Agent and the Banks) to be avoidable or unenforceable against such Borrower under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

               (ii) in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code subsequent to one year from the date on which any of the Bank Obligations are incurred, the maximum amount that would not otherwise cause the Bank Obligations (or any other obligations of such Borrower to the Agent and the Banks) to be avoidable or unenforceable against such Borrower under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

               (iii) in a case or proceeding commenced by or against such Borrower under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount that would not otherwise cause the Bank Obligations (or any other obligations of such Borrower to the Agent and the Banks) to be avoidable or unenforceable against such Borrower under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

          (d) The Borrowers acknowledge and agree that they have requested that the Banks make credit available to the Borrowers with each Borrower expecting to derive


CREDIT AGREEMENT                                                         Page 60
benefit, directly and indirectly, from the Advances and other credit extended by the Banks to the Borrowers.

          10.17 Consents to Renewals, Modifications and Other Actions and Events. This Agreement and all of the obligations of the Borrowers hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Bank Obligations, this Agreement, any Note or any other Loan Document; (b) any extension, indulgence, increase in the Bank Obligations or other action or inaction in respect of any of the Loan Documents or otherwise with respect to the Bank Obligations, or any acceptance of security for, or guaranties of, any of the Bank Obligations or Loan Documents, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage or of realizing upon any guaranties or upon any security interest in any such security; (c) any default by any Borrower under, or any lack of due execution, invalidity or unenforceability of, or any irregularity or other defect in, any of the Loan Documents; (d) any waiver by the Banks or any other Person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Loan Documents, any guaranties or otherwise with respect to the Bank Obligations; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Agreement or any of the other Loan Documents; (f) any sale, lease, transfer or other disposition of the assets of any Borrower or any consolidation or merger of any Borrower with or into any other Person, corporation, or entity, or any transfer or other disposition by any Borrower or any other holder of any shares of capital stock of any Borrower; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting any Borrower; (h) the release or discharge of any Borrower from the performance or observance of any agreement, covenant, term or condition under any of the Bank Obligations or contained in any of the Loan Documents by operation of law; or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the obligations, covenants, agreements and duties of any Borrower hereunder, including without limitation any act or omission by the Agent, or the Bank or any other any Person which increases the scope of such Borrower's risk; and in each case described in this paragraph whether or not any Borrower shall have notice or knowledge of any of the foregoing, each of which is specifically waived by each Borrower. Each Borrower warrants to the Agent and the Banks that it has adequate means to obtain from each other Borrower on a continuing basis information concerning the financial condition and other matters with respect to the Borrowers and that it is not relying on the Agent or the Banks to provide such information either now or in the future.

          10.18 Waivers, Etc. Each Borrower unconditionally waives: (a) notice of any of the matters referred to in Section 10.17 above; (b) all notices which may be required by statute, rule or law or otherwise to preserve any rights of the Agent or the Banks including, without limitation, presentment to and demand of payment or performance from the other Borrowers and protect for non-payment or dishonor; (c) any right to the exercise by the Agent


CREDIT AGREEMENT                                                         Page 61
or the Banks of any right, remedy, power or privilege in connection with any of the Loan Documents; (d) any requirement that the Agent or the Banks in the event of any default by any Borrower, first make demand upon or seek to enforce remedies against, such Borrower or any other Borrower before demanding payment under or seeking to enforce this Agreement against any other Borrower; (f) any right to notice of the disposition of any security which the Agent or the Banks may hold from any Borrower or otherwise and any right to object to the commercial reasonableness of the disposition of any such security; and (g) all errors and omissions in connection with the Agent's or any Bank's administration of any of the Bank Obligations, any of the Loan Documents, or any other act or omission of the Agent or any Bank which changes the scope of the Borrower's risk, except as a result of the gross negligence or willful misconduct of the Agent or any Bank. The obligations of each Borrower hereunder shall be complete and binding forthwith upon the execution of this Agreement and subject to no condition whatsoever, precedent or otherwise, and notice of acceptance hereof or action in reliance hereon shall not be required.

          10.19 Confidentiality. The Banks and the Agent shall hold all confidential information obtained pursuant to the requirements of this Agreement which has been identified as such by any Borrower in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its examiners, affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Note or participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process. Without limiting the foregoing, it is expressly understood that such confidential information shall not include information which, at the time of disclosure is in the public domain or, which after disclosure, becomes part of the public domain or information which any Bank or the Agent had obtained prior to the time of disclosure and identification by any Borrower under this
Section 10.19, or information received by any Bank or the Agent from a third party. Nothing in this Section 10.19 or otherwise shall prohibit any Bank or the Agent from disclosing any confidential information to the other Banks or the Agent or render any of them liable in connection with any such disclosure.


CREDIT AGREEMENT                                                         Page 62

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of this 13th day of August, 1996, which shall be the Effective Date of this Agreement.

Address for Notices:
                                   COMSTOCK RESOURCES, INC.


5005 LBJ Freeway, Suite 1000       By:/s/M. JAY ALLISON
Dallas, Texas  75244               M. Jay Allison, its president and chief
Attention: M. Jay Allison                    executive officer
Telephone:  (214) 701-2000
Telecopy:   (214) 701-2111


Address for Notices:
                                   COMSTOCK OIL & GAS, INC.


5005 LBJ Freeway, Suite 1000       By:/s/M. JAY ALLISON
Dallas, Texas  75244               M. Jay Allison, its chairman and chief
Attention: M. Jay Allison                    executive officer

Telephone:  (214) 701-2000
Telecopy:   (214) 701-2111


Address for Notices:
                                   COMSTOCK OIL & GAS - LOUISIANA, INC.


5005 LBJ Freeway, Suite 1000       By:/s/M. JAY ALLISON
Dallas, Texas  75244               M. Jay Allison, its president and chief
Attention: M. Jay Allison                    executive officer

Telephone:  (214) 701-2000
Telecopy:   (214) 701-2111



CREDIT AGREEMENT                                                         Page 63

                                   COMSTOCK OFFSHORE ENERGY, INC.


5005 LBJ Freeway, Suite 1000       By:/s/M. JAY ALLISON
Dallas, Texas  75244               M. Jay Allison, its president and chief
Attention: M. Jay Allison                    executive officer

Telephone:  (214) 701-2000
Telecopy:   (214) 701-2111

                                   COMSTOCK NATURAL GAS, INC.


5005 LBJ Freeway, Suite 1000       By:/s/M. JAY ALLISON
Dallas, Texas  75244               M. Jay Allison, its president and chief
Attention: M. Jay Allison                    executive officer

Telephone:  (214) 701-2000
Telecopy:   (214) 701-2111


                                   BLACK STONE OIL COMPANY


5005 LBJ Freeway, Suite 1000       By:/s/M. JAY ALLISON
Dallas, Texas  75244               M. Jay Allison, its president and chief
Attention: M. Jay Allison                    executive officer

Telephone:  (214) 701-2000
Telecopy:   (214) 701-2111




CREDIT AGREEMENT                                                         Page 64

One First National Plaza             THE FIRST NATIONAL BANK OF CHICAGO,
Suite 0362                                  as a Bank and as Agent
Chicago, Illinois  60670
Attention: Carl Skoog                By: /s/CARL SKOOG
Telephone No: (312) 732-8011
Facsimile No: (312) 732-3055            Its: Authorized Agent
Loan Commitment Amount:  $30,000,000
Loan Pro Rata Share: 18.0722891%
L/C Commitment Amount: $500,000
L/C Pro Rata Share:  50%




CREDIT AGREEMENT                                                         Page 65

1717 Main Street                        BANK ONE, TEXAS, NA,
Dallas, Texas 75201                       as a Bank and as Co-Agent
Attention: Mark Cranmer
Telephone No: (214) 290-2212            By: /s/MARK CRANMER
Facsimile No: (214) 290-2627
Loan Commitment Amount:  $30,000,000                 Its: Vice President
Loan Pro Rata Share: 18.0722891%
L/C Commitment Amount: $500,000
L/C Pro Rata Share:  50%




CREDIT AGREEMENT                                                         Page 66

                                        ABN-AMRO BANK N.V.
Three Riverway, Suite 1770              By: ABN AMRO NORTH AMERICA INC.,
as agent
Houston, Texas 77056
Attention: Chuck Randall                By: /s/CHUCK RANDALL
Telephone No: (713) 964-3348
Facsimile No: (713) 621-5801            Its: Sr. Vice President
Loan Commitment Amount:  $15,000,000
Loan Pro Rata Share: 9.0361445%
L/C Commitment Amount: $0               And: /s/H. GENE SHIELS
L/C Pro Rata Share:  0%
                                        Its: Vice President and Director



CREDIT AGREEMENT                                                         Page 67

100 Federal Street                      THE FIRST NATIONAL BANK OF BOSTON
Boston, MA 02110
Attention: Carol Holley                 By: /s/CAROL HOLLEY
Telephone No: (617) 434-1921
Facsimile No: (617) 434-3652            Its: Vice President and Director
Loan Commitment Amount:  $15,000,000
Loan Pro Rata Share: 9.0361445%
L/C Commitment Amount: $0
L/C Pro Rata Share:  0%




CREDIT AGREEMENT                                                         Page 68

700 Louisiana Street, Ste. 4400          BANK OF MONTREAL, as a Bank and a Lead
Houston, Texas  77002                           Manager
Attention: Robert Roberts
Telephone No: (713) 546-9754             By: /s/ROBERT ROBERTS
Facsimile No: (713) 223-4007
Loan Commitment Amount:  $15,000,000     Its: Director, U.S. Corporate Banking
Loan Pro Rata Share: 9.0361445%
L/C Commitment Amount: $0
L/C Pro Rata Share:  0%



CREDIT AGREEMENT                                                         Page 69

1200 Smith Street, Ste. 3100              BANQUE PARIBAS
Houston, Texas  77002
Attention: Mike Fiuzat                    By:/s/BARTON D. SCHOUEST
Telephone No: (713) 659-4811
Facsimile No: (713) 659-6915              Its: Group Vice President
Loan Commitment Amount:  $15,000,000
Loan Pro Rata Share: 9.0361445%
L/C Commitment Amount: $0                 By: /s/MARK M. GREEN
L/C Pro Rata Share:  0%
                                          Its: Vice President



CREDIT AGREEMENT                                                         Page 70

1000 Louisianna Street, Ste. 5360        CREDIT LYONNAIS NEW YORK BRANCH
Houston, Texas  77002
Attention: Christine Smith Byerley       By: /s/PASCAL POUPETTE
Telephone No: (713) 751-0500
Facsimile No: (713) 751-0307             Its: Senior Vice President
Loan Commitment Amount:  $10,000,000
Loan Pro Rata Share: 6.0240963%
L/C Commitment Amount: $0
L/C Pro Rata Share:  0%



CREDIT AGREEMENT                                                        Page 71

11 West 42nd Street, 7th Floor           CHRISTIANIA BANK OG KREDITKASSE
New York, New York  10036
Attention: Steve Phillips                By: /s/WILLIAM STEVE PHILLIPS
Telephone No: (212) 827-4836
Facsimile No: (212) 827-4888             Its: Vice President
Loan Commitment Amount:  $10,000,000
Loan Pro Rata Share: 6.0240963%          By: /s/JAHN O. ROISING
L/C Commitment Amount: $0
L/C Pro Rata Share:  0%                  Its: First Vice President




CREDIT AGREEMENT                                                         Page 72

909 Fannin Street, Ste. 1700             TORONTO DOMINION (TEXAS), INC.
Houston, Texas  77010
Attention: Julian Bott                   By: /s/FREDERIC B. HAWLEY
Telephone No: (713) 653-8202
Facsimile No: (713) 652-2647             Its: Vice President
Loan Commitment Amount:  $10,000,000
Loan Pro Rata Share: 6.0240963%
L/C Commitment Amount: $0
L/C Pro Rata Share:  0%




CREDIT AGREEMENT                                                         Page 73

Loan Commitment Amount:  $8,000,000      MEESPIERSON N.V.
Loan Pro Rata Share:  4.8192771%
L/C Commitment Amount:  $0               By: /s/KAREL LOUMAN
L/C Pro Rata Share:  0%                  Karel Louman
                                         Its: Vice President

Address for Operations Notices:
Mees Pierson N.V.
Loan Administration
Coolsingel 93
P. O. Box 749
3000 AS Rotterdam
The Netherlands

Primary:    Pim de Heer - Mees Pierson - Rotterdam Office
Telephone:  (011) 31 10 401 6304
Telefax:    (011) 31 10 401 6118

Copy to:    MeesPierson N.V.
            300 Crescent Court, Suite 1660
            Dallas, Texas  75201

Secondary:  Yolanda Dittmar-MeesPierson-Dallas Office
Telephone:  (214) 871-6874
Telefax:    (214) 871-6870

ADDRESSES FOR OTHER NOTICES:

MeesPierson N.V.
Coolsingel 93
P. O. Box 749
3000 AS Rotterdam
The Netherlands
Attn:  Donald van der Klaauw
Telephone: (011) 31 10 401 6120
Fax: (011) 31 10 401 6343

MeesPierson N.V.
300 Crescent Court, Suite 1660
Dallas, Texas  75201
Attn: Karel Louman
Telephone: (214) 871-6869
Fax: (214) 871-6870


CREDIT AGREEMENT                                                        Page 74

2121 San Jacinto, Ste. 1850             NATIONAL BANK OF CANADA
Dallas, Texas 75201
Attention: Doug Clark                   By/s/Bill Handley
Telephone No. (214) 871-1265            Its: Vice President
Loan Commitment Amount:  $8,000,000
Loan Pro Rata Share: 4.8192771%
L/C. Commitment Amount $0
L/C Pro Rata Share: 0%

Lending Office for Floating Rate Loans
125 West 55th Street, 23rd Floor
New York, New York 10019
Facsimile No. (212)632-8736

Lending Office for Eurodollar Loans
125 West 55th Street, 23rd Floor
New York, New York 10019
Facsimile No. (212)632-8736


CREDIT AGREEMENT                                                         Page 75